EXHIBIT 10.4

OFFICE AND R&D LEASE

91 EAST TASMAN, SAN JOSE, CALIFORNIA

PAUL ERICKSON, TRUSTEE of the H.C. and R.C. MERRITT TRUST

and

CENTURY URBAN TASMAN, LLC, a California limited liability company,

as Landlord

and

AQUANTIA CORP., a Delaware corporation

as Tenant

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TABLE OF CONTENTS

ARTICLE 1 PREMISES, BUILDING, PROJECT, AND COMMON AREAS	4
ARTICLE 2 LEASE TERM	7
ARTICLE 3 BASE RENT	9
ARTICLE 4 ADDITIONAL RENT	10
ARTICLE 5 USE OF PREMISES	15
ARTICLE 6 SERVICES AND UTILITIES	18
ARTICLE 7 REPAIRS	21
ARTICLE 8 ADDITIONS AND ALTERATIONS	21
ARTICLE 9 COVENANT AGAINST LIENS	23
ARTICLE 10 INSURANCE	24
ARTICLE 11 DAMAGE AND DESTRUCTION	26
ARTICLE 12 NONWAIVER	27
ARTICLE 13 CONDEMNATION	27
ARTICLE 14 ASSIGNMENT AND SUBLETTING	28
ARTICLE 15 SURRENDER OF PREMISES; OWNERSHIP AND REMOVAL OF TRADE FIXTURES	32
ARTICLE 16 HOLDING OVER	32
ARTICLE 17 ESTOPPEL CERTIFICATES; FINANCIAL STATEMENTS	33
ARTICLE 18 SUBORDINATION	33
ARTICLE 19 DEFAULTS; REMEDIES	34
ARTICLE 20 COVENANT OF QUIET ENJOYMENT	36
ARTICLE 21 SECURITY DEPOSIT	37
ARTICLE 22 DEVELOPMENT OF THE PROJECT	37
ARTICLE 23 SIGNS	39
ARTICLE 24 COMPLIANCE WITH LAW	40
ARTICLE 25 LATE CHARGES	41
ARTICLE 26 LANDLORD'S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT	41
ARTICLE 27 ENTRY BY LANDLORD	42
ARTICLE 28 TENANT PARKING	42
ARTICLE 29 MISCELLANEOUS PROVISIONS	43

EXHIBITS

AOUTLINE OF PREMISES

BWORK LETTER

CFORM OF NOTICE OF LEASE TERM DATES

DRULES AND REGULATIONS

EFORM OF TENANT'S ESTOPPEL CERTIFICATE

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91 EAST TASMAN

OFFICE AND R&D LEASE

This Office and R&D Lease (the "Lease"), dated as of December 5, 2017, is entered into by and between PAUL ERICKSON, TRUSTEE of the H.C. and R.C. MERRITT TRUST and CENTURY URBAN TASMAN, LLC, a California limited liability company (collectively, "Landlord"), and AQUANTIA CORP., a Delaware corporation ("Tenant").

SUMMARY OF BASIC LEASE INFORMATION (“Summary”)

TERMS OF LEASE	DESCRIPTION
1.Premises (Article 1):
1.1Building:	That certain two-story building (the "Building") located at 91 East Tasman Drive, San Jose, California 95134, containing approximately 84,049 rentable square feet (“RSF”) of space.
1.2Premises:

Approximately 66,943 RSF in the Building, comprised of (i) 33,598 RSF located in Suite 100 on the First Floor, (ii) 1,572 RSF constituting the entire First Floor lobby, and (iii) 31,773 RSF constituting the entire Second Floor, as further set forth in Exhibit A to this Lease.

1.3Project:	The Building is the principal component of an office project known as "91 East Tasman" as further set forth in Section 1.1.2 of this Lease.
2.Lease Term (Article 2):
2.1Length of Term:	Six years.
2.2Lease Commencement Date:	April 1, 2018
2.3Lease Expiration Date:	March 31, 2024

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3.Base Rent (Article 3):
Lease Year	Months	Total RSF Occupied	Total Rent Paying SF	Monthly Installment of Base Rent	Annual Base Rent

1	1 - 9*	66,943	0	$0.00	$0.00
1	10 -12**	66,943	40,000	$74,000.00	$888,000.00
2	13 - 24**	66,943	40,000	$76,220.00	$914,640.00
3	25 - 30**	66,943	40,000	$78,506.60	$942,079.20
3	31 - 36	66,943	66,943	$131,386.68	$1,576,640.20
4	37 - 48	66,943	66,943	$135,328.28	$1,623,939.40
5	49 - 60	66,943	66,943	$139,388.13	$1,672,657.59
6	61 - 72	66,943	66,943	$143,569.78	$1,722,837.31
* The Base Rent between April 1, 2018 and December 31, 2018, shall be fully abated. ** Base Rent during the first 30 months of the term is based on 40,000 square feet only.
4.Tenant's Share (Article 4):			79.7% (the Building, as noted in Section 1.1 above, has 84,049 RSF).
5.Permitted Use (Article 5):

General office use, research and development, a lab, and any other lawful use incidental thereto and permitted by local zoning laws, without the requirement of obtaining a special use permit or other discretionary governmental permits or approvals.

6.Security Deposit (Article 21):			$143,569.78 subject to the terms and provisions of Article 21.
7.Parking (Article 28):			Two hundred twenty seven (227) unreserved non-exclusive common parking, all subject to the terms of Article 28 of this Lease.
8.Address of Tenant (Section 29.15):			Aquantia Corp. 105 East Tasman Drive San Jose, CA 95134 Attention: Linda Reddick
9.Address of Landlord (Section 29.15):			See Section 29.15 of the Lease.
10.Broker (Section 29.20):			CBRE, Inc.
11.Tenant Improvements (Exhibit B):			The "Tenant Improvements" (as defined in the Work Letter attached to this Lease), shall be constructed by Landlord in accordance with the terms of such Work Letter.

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ARTICLE 1 - PREMISES, BUILDING, PROJECT, AND COMMON AREAS

1.1Premises, Building, Project and Common Areas.

1.1.1The Premises.  Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 1.2 of the Summary (the "Premises").  The outline of the Premises is set forth in Exhibit A attached hereto and the Premises has the number of rentable square feet as set forth in Section 1.2 of the Summary. The RSF of the Building and Premises shall not be subject to re-measurement or modification unless Landlord elects to do so solely for purposes of recalculating Tenant’s Share of Direct Expenses, in which case any such measurement shall be governed by ANSI/BOMA Z65.3-2009 Exterior Gross Area Standards for a single-tenant building, modified to include balconies, roof decks and 2-story lobbies, but specifically excluding mechanical and other non-occupiable penthouses on the roof and drip lines. The lease of the Premises is upon and subject to the terms, covenants and conditions herein set forth, and Tenant covenants as a material part of the consideration for this Lease to keep and perform each and all of such terms, covenants and conditions by it to be kept and performed and that this Lease is made upon the condition of such performance.  The purpose of Exhibit A is to show the approximate location of the Premises in the "Building," as that term is defined in Section 1.1.2, below, only, and such Exhibit is not meant to constitute an agreement, representation or warranty as to the construction of the Premises, the precise area thereof or the specific location of the "Common Areas," as that term is defined in Section 1.1.3, below, or the elements thereof or of the accessways to the Premises or the "Project," as that term is defined in Section 1.1.2, below.  Except as specifically set forth in this Lease and in the Work Letter attached hereto as Exhibit B (the "Work Letter"), Tenant shall accept the Premises in their existing, "as is" condition, and Landlord and Tenant shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the Building or the Project or with respect to the suitability of any of the foregoing for the conduct of Tenant's business, except as specifically set forth in this Lease and the Work Letter.  The taking of possession of the Premises by Tenant when Ready for Occupancy shall conclusively establish that the Premises and the Building were at such time in good and sanitary order, condition and repair.  Except when and where Tenant's right of access is specifically excluded in this Lease, Tenant shall have the right of access to and use of the Premises and Common Areas, including the Project parking areas, twenty-four (24) hours per day, seven (7) days per week during the "Lease Term, " as that term is defined in Section 2.1, below.

1.1.2The Building and The Project.  The Premises are a part of the building set forth in Section 1.1 of the Summary (the "Building"). The Building is the principal component of an office project known as "91 East Tasman Drive."  The term "Project," as used in this Lease, shall mean (i) the Building and the Common Areas and (ii) the land (which is improved with landscaping, parking areas and other improvements) upon which the Building and the Common Areas are located.

1.1.3Common Areas.  Tenant shall have the non-exclusive right to use in common with other tenants in the Project, and subject to the rules and regulations referred to in Article 5 of this Lease, those portions of the Project which are designated by Landlord, from time to time, for use in common by Landlord, Tenant and any other tenants of the Project (such areas are collectively referred to herein as the "Common Areas"). The manner in which the Common Areas are maintained and operated shall be at the reasonable discretion of Landlord and the use thereof shall be subject to such reasonable rules, regulations and restrictions as Landlord may make from time to time. Subject to the terms of this Lease, Landlord reserves the right to close temporarily, make alterations or additions to, or change the location of elements of the Project and the Common Areas.

1.2Right of First Refusal.  Landlord hereby grants to the original Tenant set forth in this Lease (the "Original Tenant"), and the Original Tenant’s Permitted Transferee (defined in Section 1.3 below), an on-going right of first refusal with respect to any particular "directly available" space for lease by Landlord (as opposed to any sublease, license or other occupancy rights from a master tenant to a third party) on the first (1st) floor of the Building (the "First Refusal Space"). in accordance with the following terms and conditions:

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1.2.1Procedure for Offer.  Landlord shall notify Tenant (the "First Refusal Notice") from time-to-time when and if Landlord receives a "bona-fide third-party offer" for a lease of the First Refusal Space (or any portion thereof). Pursuant to such First Refusal Notice, Landlord shall offer to lease to Tenant the applicable First Refusal Space (or any portion thereof).  The First Refusal Notice shall describe the First Refusal Space, and the lease term, rent, any tenant improvement allowance, any Landlord work or improvements, and other fundamental economic terms and conditions upon which Landlord proposes to lease such First Refusal Space pursuant to the bona-fide third-party offer, and shall include a copy of the bona-fide third-party offer (which may be redacted to remove any confidential, privileged or sensitive information).  For purposes of this Section 1.2, a "bona-fide third-party offer" shall mean an offer or counter-offer received by Landlord to lease First Refusal Space from an unaffiliated and qualified third party which Landlord would otherwise be willing to accept (but for Tenant's superior rights hereunder).  For purposes of example only, the following would each constitute a bona-fide third-party offer:

1.2.1.1Landlord receives a request for proposal from an unaffiliated third party.  Landlord, in Landlord's sole and absolute discretion, responds to the request for proposal with a lease proposal and subsequently receives a written bona-fide counter proposal from the same unaffiliated third party to which it originally responded.

1.2.1.2Landlord receives a written offer to lease from an unaffiliated third party.  Landlord, in Landlord's sole and absolute discretion, responds to the offer with a written counter offer and subsequently receives a bona-fide counter to Landlord's counter offer from the same unaffiliated third party to which it originally responded.

1.2.2Procedure for Acceptance.  If Tenant wishes to exercise Tenant's right of first refusal with respect to the space described in the First Refusal Notice, then within ten business days of delivery of the First Refusal Notice to Tenant (the "Election Period"), Tenant shall deliver to Landlord written notice (an "Election Notice") of Tenant's exercise of its right of first refusal with respect to all of the First Refusal Space described in the First Refusal Notice for the term and upon the other fundamental economic terms and conditions contained in such First Refusal Notice, including, but not limited to rental concessions and improvement allowances; provided, however, the rent for the First Refusal Space shall be the greater of (i) the rental rate under this Lease or (ii) 95% of the rental rate described in the bona-fide third-party offer. If Tenant, following its receipt of a First Refusal Notice, fails to timely exercise its right to lease all of the First Refusal Space, time being of the essence, then Landlord shall have the right to lease the First Refusal Space to any third party on any terms that Landlord desires, and Tenant's right of first offer as set forth in this Section 1.2 shall no longer be applicable to the First Refusal Space or portion thereof described in the First Refusal Notice; provided, however, prior to leasing such First Refusal Space to any third party at a rental rate (taking into consideration the "Economic Terms," as that term is defined below) which is more than ten percent (10%) more favorable to the proposed tenant than the Economic Terms set forth in the corresponding First Refusal Notice, Landlord shall first again offer such First Refusal Space to Tenant on the Economic Terms offered to such tenant by delivering another First Refusal Notice to Tenant, which shall be subject to all of the terms and conditions of this Section 1.2.2. For purposes hereof, the "Economic Terms" shall mean the following items:  (i) any base rent and free rent, including escalations thereto, expressed as a dollar amount per rentable square foot, (ii) operating expense and tax protection such as an expense stop, and (iii) all other monetary terms and concessions (e.g., free rent, improvement allowances).

1.2.3First Refusal Space Commencement Date; Construction in First Refusal Space.  The commencement date for the First Refusal Space shall be the applicable date specified in the applicable First Refusal Notice (the "First Refusal Space Commencement Date"), unless otherwise agreed to by Landlord and Tenant.  Except as otherwise expressly identified in the First Refusal Notice, Tenant shall take the First Refusal Space in its "as is" condition as of the First Refusal Space Commencement Date, and the construction of improvements in the First Refusal Space shall comply with the terms of Article 8 of this Lease.

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1.2.4Amendment to Lease.  If Tenant timely exercises Tenant's right to lease the First Refusal Space as set forth herein, then Landlord and Tenant shall within 30 days thereafter execute an amendment to the Lease for such First Refusal Space upon the terms and conditions as set forth in the First Refusal Notice and this Section 1.2.  Notwithstanding the foregoing, the failure of Landlord and Tenant to execute and deliver such First Refusal Space amendment shall not affect an otherwise valid exercise of Tenant's first refusal rights or the parties' rights and responsibilities in respect thereof.

1.2.5Expiration Date of Right of First Refusal. Tenant’s Right of First Refusal is only applicable between the execution date of this Lease and December 31, 2019, and this Section 1.2 shall be automatically stricken from this Lease on January 1, 2020.

1.2.6Termination of Right of First Refusal. Tenant's rights under this Section 1.2 shall be personal to the Original Tenant and may only be exercised by the Original Tenant (and not any assignee, or any sublessee or other transferee of the Original Tenant's interest in the Lease) if the Original Tenant occupies at least ninety percent (90%) of the initial Premises.  Tenant shall not have the right to lease First Refusal Space, as provided in this Section 1.2, if, as of the date of the attempted exercise of any right of first refusal by Tenant, or, at Landlord's option, as of the scheduled date of delivery of such First Refusal Space to Tenant, Tenant is in default under the Lease beyond the expiration of any applicable notice and cure period set forth in the Lease.

1.3Permitted Transfers; Affiliates. For purposes of the entire Lease and all references to Original Tenant, the following shall apply:

1.3.1 Permitted Transfer:  Notwithstanding any provisions of this Lease to the contrary, so long as the Tenant is in physical occupancy of and conducting business in the whole of the Premises and is not in default of any of its covenants, obligations, or agreements under this Lease which default has not been cured within the applicable cure period, the Landlord agrees that the Tenant may, without the Landlord’s consent but upon fifteen (15) days’ prior written notice, assign this Lease or sublet the Premises (a “Permitted Transfer”) to:

1.3.1.1an “Affiliate” of the Tenant (as defined below), but only so long as such Affiliate remains an Affiliate of the Tenant and if it does not, a transfer shall be deemed to have occurred under this Lease that requires the Landlord’s consent and all of the provisions the Lease shall apply.  If requested by the Landlord, the Tenant will, within fifteen (15) days of its receipt of such request, provide the Landlord with a statutory declaration sworn by a director or officer of the Tenant stating that such Transferee remains an Affiliate of the Tenant; or

1.3.1.2a corporation formed as a result of a merger or amalgamation of the Tenant with another corporation provided that the net worth of such corporation is equal to or greater than that of the Tenant immediately prior to any such amalgamation or merger; or

1.3.1.3a corporation purchasing all of the Tenant’s assets provided that the purchaser continues to carry on the business operations of the Tenant as they were conducted immediately prior to such acquisition, and further provided that the resulting entity is equal to or greater than the net worth of the Tenant prior to the asset sale.

Each of the foregoing transferees in Subsections 1.3.1.1 through 1.3.1.3 above inclusive are referred to hereinafter as a “Permitted Transferee”.

1.3.2Conditions to a Permitted Transfer. In the case of any Permitted Transfer permitted by the terms of this Section 1.3, the Permitted Transfer shall not become effective unless and until:

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1.3.2.1Such Permitted Transferee shall carry on only the same business as is permitted to be carried on by the Tenant under the Lease and there shall be a continuity of its business practices and policies after the Permitted Transfer;

1.3.2.2Landlord receives satisfactory evidence that the Permitted Transferee qualifies as being a Permitted Transferee;

1.3.2.3Tenant delivers to the Landlord a copy of the document giving effect to the Permitted Transfer; and

1.3.2.4 Tenant and the Permitted Transferee execute the Landlord’s form of documentation in which the Permitted Transferee covenants directly with the Landlord to assume this Lease and observe and perform each of the covenants, obligations and agreements of the Tenant under this Lease for which the Tenant remains liable under the Lease for the performance and observance of all of the covenants, obligations and agreements of the Tenant under this Lease. All the provisions of the Lease shall apply in respect of the Permitted Transfer.

1.3.3Affiliate. An “Affiliate” means (i) any entity that controls, is controlled by, or is under common control with Tenant, (ii) any successor to Tenant by merger, consolidation or operation of law, (iii) any entity to whom all of substantially all of Tenant’s assets or stock are conveyed; and (iv) any entity with whom Tenant is undertaking or will undertake a joint venture or similar joint research and development, marketing, distribution, sales or development project at the premises.  "Control" means the direct or indirect ownership of more than fifty percent (50%) of the voting securities of an entity or possession of the right to vote more than fifty percent (50%) of the voting interest in the ordinary direction of the entity's affairs.  Landlord shall not be entitled to terminate the Lease due to a Permitted Transfer.

ARTICLE 2 - LEASE TERM

2.1Lease Term; Lease Commencement Date; Lease Expiration Date. The terms and provisions of this Lease shall be effective as of the date of this Lease.  The term of this Lease (the "Lease Term") shall be as set forth in Section 2.1 of the Summary, shall commence on the date set forth in Section 2.2 of the Summary (the "Lease Commencement Date"), and shall terminate on the date set forth in Section 2.3 of the Summary (the "Lease Expiration Date") unless this Lease is sooner terminated as hereinafter provided.  For purposes of this Lease, the term "Lease Year" shall mean each consecutive 12 month period during the Lease Term, provided, however, that the first Lease Year shall commence on the Lease Commencement Date and end on the last day of the month in which the first anniversary of the Lease Commencement Date occurs (or if the Lease Commencement Date is the first day of a calendar month, then the first Lease Year shall commence on the Lease Commencement Date and end on the day immediately preceding the first anniversary of the Lease Commencement Date), and the second and each succeeding Lease Year shall commence on the first day of the next calendar month; and further provided that the last Lease Year shall end on the Lease Expiration Date.  At any time during the Lease Term, Landlord may deliver to Tenant a notice in the form as set forth in Exhibit C, attached hereto, as a confirmation only of the information set forth therein, which Tenant shall execute and return to Landlord within ten business days of receipt thereof.

2.2Option to Extend Term.

2.2.1Option to Extend and Rent During the Extended Period: Tenant shall have one option to extend the Lease Term for a period of five years (the “Extension Period”) by giving written notice of exercise of such option (“Extension Option Notice”) to Landlord at least 180 days, but not more than 270 days, prior to the expiration of the Lease Term. The Extension Period shall commence, if at all, immediately following the expiration of the initial Lease Term. If there exists an Event of Default (defined in Section 19.1 below) on the date Tenant delivers the Extension Option Notice, or on the date of the Extension Period is to commence,

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the Extension Period at the option of Landlord shall not commence and the Lease shall expire at the end of the initial Lease Term.

2.2.2Lease Terms During the Extension Period. The Extension Period shall be upon all of the terms and provisions of the Lease, except that (i) the Base Rent during the first Lease Year of the Extension Period shall be 95% of then Fair Market Rent (defined below), (ii) any tenant improvements, allowances, free rent, and other concessions provided by Landlord in connection with the initial Lease Term shall not apply; and (iii) Tenant shall not have any additional option to extend. Commencing on the first day of the second Lease Year of the Extension Period, and continuing annually thereafter, the Base Rent will increase by 3% per annum over the Base Rent in effect during the prior Lease Year. The parties shall take this factor into account in calculating Fair Market Rent for the first year of the Extension Period.

2.2.3Fair Market Rent. The term “Fair Market Rent” for purposes of determining Base Rent during the Extension Period shall mean the Base Rent generally applicable to leases at comparable class buildings of comparable size, age, quality of the Premises within a 10-mile radius of the Project, projected as of the first day of the Extension Period by giving due consideration for the quality of the Building and improvements therein (including the quality of the then existing improvements in the Premises), the quality of tenants’ credit, for a term comparable to the Extension Period at the time the Extension Period is scheduled to commence, and for comparable space that is not subleased or subject to another party’s expansion rights or not leased to a tenant that holds an ownership interest in the landlord, and taking into account items that professional real estate brokers or professional real estate appraisers customarily consider, including, but not limited to, rental rates for extensions and renewals, space availability, tenant improvement allowances, parking charges (or lack thereof) and any other lease considerations, if any, then being charged or granted by Landlord or the lessors of such similar buildings. All economic terms other than Base Rent, will be established by Landlord with input from Tenant, and will be factored into the determination of the fair market rental rate for the Extension Period. Such terms shall be binding on both parties once the Third Party establishes the Fair Market Rent under Section 2.2.7 below.

2.2.4Procedure to Determine Fair Market Rent. Landlord shall notify Tenant in writing of Landlord’s determination of the Fair Market Rent (“Landlord’s FMR”) within 30 days after Landlord’s receipt of the Extension Option Notice. Within 30 days after Tenant’s receipt of Landlord’s FMR, Tenant shall have the right either to: (i) accept Landlord’s FMR, or (ii) elect to have the Fair Market Rent determined in accordance with the appraisal procedure set forth below by giving written notice of such election to Landlord (the “Election Notice”). The failure of Tenant to provide the Election Notice within such 30-day period shall be deemed an acceptance of Landlord’s FMR. The election (or deemed election) by Tenant under this section shall be non-revocable and binding on the parties.

2.2.5Appraisers. If Tenant elects to have the Fair Market Rent determined by an appraisal, then within 10 days after Landlord’s receipt of Tenant’s Election Notice, each party, by giving written notice to the other party, shall appoint a broker to render a written opinion of the Fair Market Rent for the Extension Period. Each broker must be a real estate broker licensed in the State where the Building is located for at least ten years and with at least ten years’ experience in the appraisal of rental rates of leases or in the leasing of space in office buildings in the area in which the Building is located and otherwise unaffiliated with either Landlord or Tenant. The two brokers shall render their written opinion of the Fair Market Rent for the Extension Period to Landlord and Tenant within 30 days after the appointment of the second broker. If the Fair Market Rent of each broker is within 5% of each other, then the average of the two appraisals of Fair Market Rent shall be the Fair Market Rent for the Extension Period. If one party does not appoint its broker as provided above, then the one appointed shall determine the Fair Market Rent. The Fair Market Rent so determined under this section shall be binding on Landlord and Tenant.

2.2.6Third Appraiser. If the Fair Market Rent determined by the brokers is more than 3% apart, then the two brokers shall pick a third broker within 10 days after the two brokers have rendered their opinions of Fair Market Rent as provided above. If the two brokers are unable to agree on the third broker within

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such 10-day period, Landlord and Tenant shall mutually agree on the third broker within 10 days thereafter. If the parties do not agree on a third qualified broker within 10 days, then at the request of either Landlord or Tenant, such third broker shall be promptly appointed by the then Presiding Judge of the Superior Court of the State of California for the County where the Building is located. The third broker shall be a person who has not previously acted in such capacity for either party and must meet the qualifications stated above.

2.2.7Impartial Appraisal. Within 30 days after its appointment, the third broker (the “Third Party”), shall render its written opinion by preparing an appraisal of the Fair Market Rent. This third appraisal shall be averaged with the closest of the first two appraisals and that shall be the Fair Market Rent. The Fair Market Rent determined in accordance with the foregoing procedure shall be binding on the parties.

2.2.8Appraisal Costs. Each party shall bear the cost of its own appraiser and one-half  the cost of the third appraiser.

2.2.9Acknowledgment of Rent. After the Fair Market Rent for the Extension Period has been established in accordance with the foregoing procedure, Landlord and Tenant shall promptly execute an amendment to this Lease to reflect the Base Rent for the Extension Period.

2.2.10Personal Option. The foregoing option to extend the Lease Term is personal to the Original Tenant signing this Lease and its Permitted Transferee. Further, the rights contained in this Section 2.2 shall only be exercised by the Original Tenant if it is in occupancy of at least ninety percent (90%) of the then-existing Premises on the date it gives the Extension Option Notice, with the intention of continuing to occupy such amount of space during the Extension Period.

ARTICLE 3 - BASE RENT

3.1In General.  Tenant shall pay, without prior notice or demand, to Landlord or Landlord's agent at the management office of the Project, or, at Landlord's option, at such other place as Landlord may from time to time designate in writing, by a check for currency which, at the time of payment, is legal tender for private or public debts in the United States of America, base rent ("Base Rent") as set forth in Section 3 of the Summary, payable in equal monthly installments as set forth in Section 3 of the Summary in advance on or before the first day of each and every calendar month during the Lease Term, without any setoff or deduction whatsoever.  If any Rent payment date (including the Lease Commencement Date) falls on a day of the month other than the first day of such month or if any payment of Rent is for a period which is shorter than one month, the Rent for any fractional month shall accrue on a daily basis for the period from the date such payment is due to the end of such calendar month or to the end of the Lease Term at a rate per day which is equal to 1/365 of the applicable annual Rent.  All other payments or adjustments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis.

3.2Base Rent Abatement; Base Rent Reduction.  During the nine-month period commencing on April 1 2018, and ending on December 31, 2018 (the "Base Rent Abatement Period"), Tenant shall not be obligated to pay Base Rent for the Premises (the "Base Rent Abatement"). In addition, during the 21-month period commencing on January 1, 2019 and ending on September 30, 2020 (the "Base Rent Reduction Period"), Tenant shall only be obligated to pay Base Rent on 40,000 RSF of the Premises (the "Base Rent Reduction"). During such Base Rent Abatement Period and the Base Rent Reduction Period, such abatement and reduction of Base Rent for the Premises shall have no effect on the calculation of any future increases in Base Rent or Direct Expenses payable by Tenant under this Lease, which increases shall be calculated without regard to such Base Rent Abatement or Base Rent Reduction.  Additionally, Tenant shall be obligated to pay all "Additional Rent" (as that term is defined in Section 4.1 of this Lease) during the Base Rent Abatement Period and the Base Rent Reduction Period.

ARTICLE 4 - ADDITIONAL RENT

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4.1General Terms.  In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay "Tenant's Share" of the annual "Direct Expenses," as those terms are defined in Sections 4.2.1 and 4.2.2 of this Lease, respectively. Such payments by Tenant, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms of this Lease, are hereinafter collectively referred to as the "Additional Rent," and the Base Rent and the Additional Rent are herein collectively referred to as "Rent." All amounts due under this Article 4 as Additional Rent shall be payable for the entire period of the Lease Term (including during the period of abatement of Base Rent). Without limitation on other obligations of Tenant which survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 shall survive the expiration of the Lease Term.

4.2Definitions of Key Terms Relating to Additional Rent.  As used in this Article 4, the following terms shall have the meanings hereinafter set forth:

4.2.1"Tenant's Share " shall mean the amount set forth in Section 4 of the Summary.

4.2.2"Direct Expenses" shall mean "Operating Expenses" and "Tax Expenses."

4.2.3"Expense Year" shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires, provided that Landlord, upon notice to Tenant, may change the Expense Year from time to time to any other 12 consecutive month period, and, in the event of any such change, Tenant's Share of Direct Expenses shall be equitably adjusted for any Expense Year involved in any such change, and in any event, any such change shall not increase Tenant's obligations under this Lease.

4.2.4"Operating Expenses" shall mean all expenses, costs and amounts of every kind and nature which Landlord pays or accrues during any Expense Year because of or in connection with the ownership, management, maintenance, security, repair, replacement, restoration or operation of the Project, or any portion thereof, with the understanding that this is a triple net Lease. On the date the parties execute this Lease, the current Operating Expenses for vacant space are approximately $0.44 per RSF per month; this sum may increase after Tenant occupies the Premises, such as based on increases in real property taxes. Without limiting the generality of the foregoing, Operating Expenses shall specifically include any and all of the following:  (i) the cost of supplying all utilities (provided that Tenant shall pay 100% of the cost of all utilities separately metered for the Premises, as provided in Article 6 below), the cost of operating, repairing, maintaining, and renovating the utility, telephone, mechanical, sanitary, storm drainage, and elevator systems (provided that Tenant shall pay 100% of the cost to maintain and repair the elevator systems, as Tenant is the exclusive user of the elevator), and the cost of maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections and the cost of contesting any governmental enactments which may affect Operating Expenses; (iii) the cost of all insurance carried by Landlord in connection with the Project as reasonably determined by Landlord; (iv) the cost of landscaping, relamping, and all supplies, tools, equipment and materials used in the operation, repair and maintenance of the Project, or any portion thereof; (v) the cost of parking area operation, repair, restoration, and maintenance; (vi) fees and costs of all contractors, consultants and accountants in connection with the management, operation, maintenance and repair of the Project and, subject to the terms of item (o) below, all Project management fees; (vii) payments under any equipment rental agreements; (viii) subject to item (j), below, wages, salaries and other compensation and benefits, including taxes levied thereon, of all persons engaged in the operation, maintenance and security of the Project; (ix) costs under any instrument pertaining to the sharing of costs by the Project, but only to the extent such shared costs otherwise qualify as Operating Expenses; (x) operation, repair, maintenance and replacement of all systems and equipment and components thereof of the Project; (xi) replacement of wall and floor coverings, ceiling tiles and fixtures in common areas, maintenance and replacement of curbs and walkways and repairs to the roofs; (xii) amortization (including interest on the unamortized cost) over such period of time as Landlord shall reasonably determine, of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project, or any portion thereof; (xiii) the cost of capital improvements or other costs incurred in connection with the Project which are (A) intended to reduce current or future Operating Expenses, (B) required under any

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Applicable Laws (defined in Section 24.1 below) or (C) necessary, in Landlord’s reasonable judgment, to replace rather than repair; provided, however, the cost of any capital improvement shall be amortized on a straight-line basis (including interest on the amortized cost) over such period of time as Landlord shall reasonably determine in accordance with generally accepted real estate management and accounting principles; (xiv) costs, fees, charges or assessments imposed by, or resulting from any mandate imposed on Landlord by, any federal, state or local government for fire and police protection, trash removal, community services, or other services which do not constitute "Tax Expenses" as that term is defined in Section 4.2.5, below, and (xv) payments under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs by the Building, including, without limitation, any covenants, conditions and restrictions affecting the Project, and reciprocal easement agreements affecting the Project. For purposes of this Section, the term “capital improvements” means those costs which must be capitalized rather than expensed under the Internal Revenue Code and its implementing regulations. To the extent Landlord incurs and amortizes capital improvements, Tenant shall have no responsibility or liability for any unamortized capital improvements after the later of (i) the Lease Expiration Date or (ii) the date the Lease would have terminated but for Tenant’s breach thereof. Notwithstanding the foregoing or any other provision of this Lease, for purposes of this Lease, Operating Expenses shall not, however, include:

(a)costs incurred with respect to the installation of tenant improvements made for tenants in the Project or incurred in renovating or otherwise improving or decorating vacant space for tenants of the Project;

(b)depreciation and, except as set forth in items (xii) and (xiii) above, costs of capital replacements;

(c)interest and principal payments on mortgages and other debt costs;

(d)costs for which the Landlord is reimbursed by any tenant or occupant of the Project, or by insurance by its carrier or any tenant's carrier or by anyone else;

(e)costs covered by a warranty to the extent of reimbursement for such coverage;

(f)electric power and other utility costs for which any tenant directly contracts with the local public service or utility company;

(g)any bad debt loss or rent loss;

(h)Landlord's general overhead and administrative expenses, including costs of selling, syndicating, financing, mortgaging or hypothecating any of the Landlord's interest in the Project, as the same are distinguished from the costs of operation of the Project (which shall specifically include, but not be limited to, accounting costs associated with the operation of the Project);

(i)costs incurred in connection with any disputes between Landlord and other tenants or occupants;

(j)the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Project vis-a-vis time spent on matters unrelated to operating and managing the Project;

(k)except for a Project management fee, overhead and profit increment paid to the Landlord or to subsidiaries or affiliates of the Landlord for services or utilities in the Project to the extent the same exceeds the costs of such services rendered by qualified, first-class unaffiliated third parties on a competitive basis (provided that Landlord shall have the right to include in Operating Expenses service or utility

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charges paid to affiliates or subsidiaries of Landlord, provided that such costs do not exceed market costs or rates for services or utilities);

(l)all items and services for which Tenant or any other tenant in the Project reimburses Landlord or which Landlord provides selectively to one or more tenants (other than Tenant) without reimbursement;

(m)rent for any office space occupied by Project management personnel to the extent the size or rental rate of such office space exceeds the size or fair market rental value of office space occupied by management personnel of the comparable buildings in the vicinity of the Building, with adjustment where appropriate for the size of the applicable project;

(n)to the extent caused by Landlord or its employees, agents or contractors, all costs and expenses incurred to comply with laws relating to the remediation or removal of Hazardous Materials;

(o)cost of repairs or other work incurred by reason of fire, windstorm or other casualty or by the exercise of the right of eminent domain to the extent Landlord is compensated through proceeds or insurance or condemnation awards, or would have been so reimbursed if Landlord had in force all of the insurance required to be carried by Landlord under this Lease; provided, however, any deductible amounts under any such insurance policy and any uninsured amounts be included as an Operating Expense;

(p)leasing commissions, attorneys' fees, costs and disbursements and other expenses incurred in connection with negotiations or disputes with tenants or other occupants or prospective tenant or other occupants, or associated with the enforcement of any leases or the defense of Landlord's title to or interest in the Project or any part thereof or Common Areas or any part thereof;

(q)contributions to charitable or political organizations; and

(r)gifts to any person, including, without limitation, tenants, employees, contractors, vendors, prospective tenants, agents and brokers.

If Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in Operating Expenses) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant.

Notwithstanding any provision to the contrary set forth herein, Landlord shall not collect or be entitled to collect Operating Expenses from all of the tenants in the Project in an amount in excess of one hundred percent (100%) of the Operating Expenses actually paid or incurred by Landlord in connection with the operation of the Project.

4.2.5Taxes.

4.2.5.1"Tax Expenses" shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, (including, without limitation, real estate taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent [unless assessed against and required to be paid by Tenant directly pursuant to the terms of Section 4.5], personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Project, or any portion thereof), which shall be paid or accrued during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the

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ownership, leasing and operation of the Project, or any portion thereof, including due to any change of ownership or improvements to the Project.

4.2.5.2Tax Expenses shall include, without limitation:  (i) Any tax on the rent, right to rent or other income from the Project, or any portion thereof, or as against the business of leasing the Project, or any portion thereof; (ii) Any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election ("Proposition 13") and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and, in further recognition of the decrease in the level and quality of governmental services and amenities as a result of Proposition 13, Tax Expenses shall also include any governmental or private assessments or the Project's contribution towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies; (iii) any tax or assessment levied in connection with any public transportation system; (iv) unless assessed against and required to be paid by Tenant pursuant to the terms of Section 4.5, any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the Rent payable hereunder, including, without limitation, any business or gross income tax or excise tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof; and (v) unless assessed against and required to be paid by Tenant pursuant to the terms of Section 4.5, any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises.

4.2.5.3Any costs and expenses (including, without limitation, reasonable attorneys' and consultants' fees) incurred in attempting to protest, reduce or minimize Tax Expenses shall be included in Tax Expenses in the Expense Year such expenses are incurred.  Tax refunds shall be credited against Tax Expenses and refunded to Tenant regardless of when received, based on the Expense Year to which the refund is applicable, provided that in no event shall the amount to be refunded to Tenant for any such Expense Year exceed the total amount paid by Tenant as Additional Rent under this Article 4 for such Expense Year.  Notwithstanding anything to the contrary set forth in this Lease, (a) only Landlord may institute proceedings to reduce Tax Expenses and the filing of any such proceeding by Tenant without Landlord's consent shall constitute a default by Tenant under this Lease, and (b) Landlord shall not be obligated to file any application or institute any proceeding seeking a reduction in Tax Expenses. If Tax Expenses for any period during the Lease Term or any extension thereof are increased after payment thereof for any reason, including, without limitation, error or reassessment by applicable governmental or municipal authorities, Tenant shall pay Landlord upon demand Tenant's Share of any such increased Tax Expenses.  Notwithstanding anything to the contrary contained in this Section 4.2.5 (except as set forth in Section 4.2.5.1, above), there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord's general or net income (as opposed to rents, receipts or income attributable to operations at the Project), (ii) any items included as Operating Expenses, and (iii) any items paid by Tenant under Section 4.5 of this Lease.

4.3[Deleted].

4.4Calculation and Payment of Additional Rent.  Tenant shall pay to Landlord, in the manner set forth in Section 4.4.1, below, and as Additional Rent, an amount equal to Tenant's Share of Direct Expenses.

4.4.1Statement of Actual Direct Expenses and Payment by Tenant.  Landlord shall give to Tenant within 90 days following the end of each Expense Year, a reasonably detailed written statement (the "Statement") certified by a representative of the Landlord, which shall state the Direct Expenses incurred or accrued for such preceding Expense Year, and which shall indicate the amount of Tenant's Share of Direct Expenses.  Upon receipt of the Statement for each Expense Year commencing or ending during the Lease Term,

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Tenant shall pay, within 30 days of Tenant's receipt of the Statement, the full amount of Tenant's Share of Direct Expenses for such Expense Year, less the amounts, if any, paid during such Expense Year as "Estimated Direct Expenses," as that term is defined in Section 4.4.2, below, and if Tenant paid more as Estimated Direct Expenses than the actual Tenant's Share of Direct Expenses, Tenant shall receive a credit in the amount of Tenant's overpayment against Rent next due under this Lease.  The failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord or Tenant from enforcing its rights under this Article 4.  Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant's Share of Direct Expenses for the Expense Year in which this Lease terminates, Tenant shall pay to Landlord Tenant's Share of Direct Expenses within 30 days of Tenant's receipt of the Statement, and if Tenant paid more as Estimated Direct Expenses than the actual Tenant's Share of Direct Expenses, Landlord shall, within 30 days, deliver a check payable to Tenant in the amount of the overpayment.  The provisions of this Section 4.4.1 shall survive the expiration or earlier termination of the Lease Term.

4.4.2Statement of Estimated Direct Expenses.  In addition, Landlord shall give Tenant, prior to the Lease Commencement Date and on or prior to April 1st of each Expense Year, a detailed yearly expense written estimate statement (the "Estimate Statement") which shall set forth Landlord's reasonable estimate (the "Estimate") of what the total amount of Direct Expenses for the then-current Expense Year shall be and the estimated Tenant's Share of Direct Expenses (the "Estimated Direct Expenses").  The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Estimated Direct Expenses under this Article 4, nor shall Landlord be prohibited from revising any Estimate Statement or Estimated Direct Expenses theretofore delivered to the extent necessary or desirable.  Thereafter, Tenant shall pay, with its next installment of Base Rent due, a fraction of the Estimated Direct Expenses for the then-current Expense Year (reduced by any amounts paid pursuant to the last sentence of this Section 4.4.2).  Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year, including the month of such payment, and 12 as its denominator.  Until a new Estimate Statement is furnished (which Landlord shall have the right to deliver to Tenant at any time), Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Direct Expenses set forth in the previous Estimate Statement delivered by Landlord to Tenant.

4.5Taxes and Other Charges for Which Tenant Is Directly Responsible.

4.5.1Tenant shall be liable for and shall pay ten days before delinquency, taxes levied against Tenant's equipment, furniture, trade fixtures and any other personal property located in or about the Premises.  If any such taxes on Tenant's equipment, furniture, trade fixtures and any other personal property are levied against Landlord or Landlord's property or if the assessed value of Landlord's property is increased by the inclusion therein of a value placed upon such equipment, furniture, trade fixtures or any other personal property and if Landlord pays the taxes based upon such increased assessment, which Landlord shall have the right to do regardless of the validity thereof but only under proper protest if requested by Tenant, Tenant shall within 30 days after written demand repay to Landlord the taxes so levied against Landlord or the proportion of such taxes resulting from such increase in the assessment, as the case may be.

4.5.2Notwithstanding any contrary provision herein, to the extent not included in Tax Expenses, Tenant shall pay prior to delinquency any (i) rent tax or sales tax, service tax, transfer tax or value added tax, or any other applicable tax on the rent or services herein or otherwise respecting this Lease, (ii) taxes assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Project, including the Project parking areas; or (iii) taxes assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

4.6Landlord's Records; Tenant Audit Rights. Upon Tenant's written request given not more than 60 days after Tenant's receipt of a Statement for a particular Expense Year, and provided that Tenant is not then in default under this Lease beyond the applicable notice and cure period provided in this Lease, Landlord shall furnish Tenant with such reasonable supporting documentation pertaining to the calculation of the Direct

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Expenses set forth in the Statement as Tenant may reasonably request. Landlord shall provide said documentation pertaining to the relevant Direct Expenses to Tenant within 60 days after Tenant's written request therefor; provided, however, Landlord may remove from such records any information not directly relevant to Direct Expenses payable under this Lease. Within 90 days after receipt of a Statement by Tenant (the "Audit Period"), if Tenant disputes the amount of the Direct Expenses set forth in the Statement, an independent certified public accountant (which accountant (A) is a member of a nationally recognized certified public accounting firm which has previous experience in auditing financial operating records of landlords of office buildings, and (B) is not working on a contingency fee basis [i.e., Tenant must be billed based on the actual time and materials that are incurred by the certified public accounting firm in the performance of the audit]), designated and paid for by Tenant and reasonably approved by Landlord (the “Accountant”), may, after reasonable notice to Landlord and at reasonable times, audit Landlord's records with respect to the Direct Expenses set forth in the Statement at Landlord's corporate offices, provided that (i) Tenant is not then in default under this Lease beyond the applicable notice and cure periods provided under this Lease, (ii) Tenant has paid all amounts required to be paid under the applicable Estimate Statement and Statement, and (iii) a copy of the audit agreement between Tenant and the Accountant has been delivered to Landlord prior to the commencement of the audit.  In connection with such audit, Tenant and the Accountant must agree in advance to follow Landlord's reasonable rules and procedures regarding an audit of the aforementioned Landlord records, and shall execute a commercially reasonable confidentiality agreement regarding such audit. Any audit report prepared by the Accountant shall be delivered concurrently to Landlord and Tenant within the Audit Period.  Tenant's failure to audit the amount of the Direct Expenses set forth in any Statement within the Audit Period shall be deemed to be Tenant's waiver of the right or ability to audit the amounts set forth in such Statement pursuant to this Section 4.6. If such audit proves that the Direct Expenses in the subject Expense Year were overstated, Landlord and Tenant shall work together in good faith to resolve the discrepancy and to make any appropriate adjustment.  Further, if the resolution of such discrepancy proves that the Direct Expenses in the subject Expense Year were overstated by more than five percent (5%), then the cost of the Accountant and the cost of such audit shall be paid for by Landlord. Tenant hereby acknowledges that Tenant's sole right to audit Landlord's records and to contest the amount of Direct Expenses payable by Tenant shall be as set forth in this Section 4.6, or alternatively, in a legal action, and Tenant hereby waives any and all other rights pursuant to applicable law to audit such records and/or to contest the amount of Direct Expenses payable by Tenant. Any information obtained by Tenant or its agents pursuant to this Section shall be treated as confidential.

ARTICLE 5 - USE OF PREMISES

5.1Permitted Use.  Tenant shall use the Premises solely for the Permitted Use set forth in Section 5 of the Summary and Tenant shall not use or permit the Premises or the Project to be used for any other purpose or purposes whatsoever without the prior written consent of Landlord, which may be withheld in Landlord's sole discretion.

5.2Prohibited Uses.  Tenant further covenants and agrees that Tenant shall not use or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the provisions of the Rules and Regulations set forth in Exhibit D, attached hereto, or in violation of the laws of the United States of America, the State of California, the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Project. Tenant shall not do or permit anything to be done in or about the Premises which will in any way obstruct or interfere with the rights of other tenants or occupants of the Building, or injure or annoy them or use or allow the Premises to be used for any improper or unlawful purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises. Tenant shall comply with, and Tenant's rights and obligations under the Lease and Tenant's use of the Premises shall be subject and subordinate to, all recorded easements, covenants, conditions, and restrictions now or hereafter affecting the Project.

5.3Hazardous Materials. Tenant shall not cause or permit the storage, use, generation, release, handling or disposal (collectively, “Handling”) of any Hazardous Materials (as defined below) in, on, or about the Premises, the Building or the Project by Tenant or any agents, employees, contractors, licensees, subtenants,

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customers, guests or invitees of Tenant (each, including Tenant, a “Tenant Party”), except that Tenant shall be permitted to use normal quantities of office supplies or products (such as copier fluids or cleaning supplies) customarily used in the conduct of general business office and R&D activities (“Common Chemicals”), provided that the Handling of such Common Chemicals shall comply at all times with all Applicable Laws, including Hazardous Materials Laws (as defined below).  In no event, however, shall Tenant permit any usage of Common Chemicals in a manner that may cause the Premises, the Building or the Project to be contaminated by any Hazardous Materials or in violation of any Hazardous Materials Laws.  Tenant shall immediately advise Landlord in writing of (a) any and all enforcement, cleanup, remedial, removal, or other governmental or regulatory actions instituted, completed, or threatened pursuant to any Hazardous Materials Laws relating to any Hazardous Materials affecting the Premises; and (b) all claims made or threatened by any third party against Tenant, Landlord, the Premises or the Project relating to any Hazardous Materials on or about the Premises. Without Landlord’s prior written consent, Tenant shall not take any remedial action or enter into any agreements or settlements in response to the presence of any Hazardous Materials in, on, or about the Premises.  Tenant shall be solely responsible for and shall indemnify, defend and hold Landlord and its employees, agents and invitees harmless from and against all claims arising out of or in connection with, or otherwise relating to (i) any Handling of Hazardous Materials by any Tenant Party or Tenant’s breach of its obligations under this Section, or (ii) any removal, cleanup, or restoration work and materials necessary to return the all property of whatever nature located within Project to their condition existing prior to the Handling of Hazardous Materials in, on or about the Premises by any Tenant Party.  Tenant’s obligations under this paragraph shall survive the expiration or other termination of this Lease. For purposes of this Lease, “Hazardous Materials” means any explosive, radioactive materials, hazardous wastes, or hazardous substances, including asbestos containing materials, PCBs CFCs, or substances defined as “hazardous substances” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980; the Hazardous Materials Transportation Act of 1975; the Resource Conservation and Recovery Act of 1976; all amendments to the foregoing law; and any other Applicable Laws regulating, relating to, or imposing liability or standards of conduct concerning any such materials or substances now or at any time hereafter in effect (collectively, “Hazardous Materials Laws”). To Landlord’s best actual knowledge on the date the parties sign this Lease, without any duty of inquiry, Landlord is not aware of any Hazardous Materials below or within the Building, except as disclosed in the Environmental Site Assessment dated September 12, 2016 by AllWest Environmental, a copy of which Tenant acknowledges receiving. Landlord recommends that Tenant engage a licensed consultant to perform a pre-demolition asbestos survey before Tenant performs any Alterations (as defined in Section 8.1 below).

5.4Tenant’s Early Access.  Provided that Tenant and its agents do not interfere with any of the Tenant Improvement work in the Building and the Premises, Tenant may access the Premises at any time prior to the Lease Commencement Date to install equipment and fixtures (including Tenant’s data and telephone equipment) in the Premises, and to otherwise prepare the Premises for occupancy. All of such access rights are subject to the following limitations: (i) prior to any entry, Tenant shall comply with all of the insurance provisions in this Lease, including delivering applicable Certificates of Insurance to Landlord which name Landlord as an additional insured; (ii) any early entry shall be at the sole risk of Tenant, including, but not limited to theft, bodily injury, vandalism or other damage; (iii) Tenant shall strictly comply with all requirements of Landlord and Landlord’s contractor concerning Tenant’s early entry into the Premises; and (iv) Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the Building or Premises and against injury to any persons or property damage caused by Tenant’s actions pursuant to this Section. Tenant shall have no obligation to pay Base Rent or Direct Expenses during such early occupancy period; provided, however, if Tenant commences business operations in any portion of the Premises before the Lease Commencement Date, then (i) such early occupancy period shall automatically end and (ii) the Lease Commencement Date shall be advanced to occur on the date Tenant commences such business operations, notwithstanding any other provision in this Lease to the contrary.

5.5Tenant’s Temporary Right to Occupy the Other Space. The term “Other Space” means the leasable portion of the first floor of the Building located outside of the Premises, consisting of about 17,106 square feet of space. Subject to the provisions below, Tenant may temporarily occupy the Other Space immediately after the parties fully execute this Lease and until the earlier of (i) the date the Premises are Ready

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for Occupancy (as defined in Work Letter Section 5.1) or (ii) the 30th day after Landlord notifies Tenant that Landlord requires some or all of the Other Space for renovation work and/or use by another tenant. Tenant’s right to use the Other Space is subject to the terms of this Lease, as modified by the following provisions:

5.5.1Prior to any use or occupancy of the Other Space, Tenant shall comply with all of the insurance provisions in this Lease, including delivering applicable Certificates of Insurance to Landlord which name Landlord as an additional insured;

5.5.2Tenant accepts the Other Space in “AS IS” condition, without any representation or warranty of any nature, express or implied. Landlord has no obligation to make any improvements to or changes of any nature to the Other Space, and the Work Letter is inapplicable to the Other Space. Tenant acknowledges that (i) the HVAC in the Other Space is not presently working (one or more coils need to replaced) and (ii) Landlord has no obligation to make any repairs or replacements to any portion of such HVAC system;

5.5.3The occupancy and use of the Other Space shall be for the Permitted Use only, and at the sole risk of Tenant, including, but not limited to theft, bodily injury, vandalism or other damage;

5.5.4Tenant shall strictly comply with all requirements of Landlord and Landlord’s contractor concerning Tenant’s access to the Other Space, and Tenant and its agents and invitees shall not interfere with any Tenant Improvement work in the Building or the Premises while using the Other Space;

5.5.5Tenant acknowledges that it may be subject to excessive noise, dust, vibrations and other disruptions while it uses or occupies the Other Space, due to Landlord’s construction of the Tenant Improvements and other improvements in the Building. Tenant hereby waives all rights, claims and remedies of any nature resulting from such interruptions, including but not limited to any claims for breach of the covenant of quiet enjoyment;

5.5.6Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the Building or the Other Space and against injury to any persons or property damage caused by Tenant’s and its invitees’ and agents’ access to and/or use of the Other Space;

5.5.7Tenant shall pay all costs and expenses under this Lease that are applicable to the Other Space during Tenant’s use thereof, including but not limited to (i) Direct Expenses (other than real property taxes), (ii) the taxes described in Section 4.5 above and (iii) all utilities and trash disposal charges described in Section 6.2 below; and

5.5.8The Base Rent for the Other Space is $31,646.00 per month, commencing on the first day Tenant uses any portion of the Other Space, and is payable in a lump sum when Tenant vacates the Other Space; provided, however, such amount shall be fully abated, unless Tenant breaches any of the provisions in this Lease while in possession of the Other Space and fails to cure such breach after notice and the expiration of the applicable cure period; in such event the Base Rent for the Other Space shall be due in full.

ARTICLE 6 - SERVICES AND UTILITIES

6.1Standard Tenant Services.  Landlord shall provide the following services on all days (unless otherwise stated below) during the Lease Term.

6.1.1Subject to limitations imposed by all governmental rules, regulations and guidelines applicable thereto, Landlord shall provide heating and air conditioning ("HVAC") at the Premises. Unless and until Landlord directs otherwise, Tenant shall directly contract with PG&E to provide electricity at the Premises to operate the HVAC and other appliances and equipment, and Tenant shall pay all electrical bills directly to PG&E.

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6.1.2Subject to the other terms of this Lease, Landlord shall provide adequate electrical wiring and facilities and power for normal general office use as reasonably determined by Landlord. Tenant will, at Tenant’s sole cost, design Tenant's electrical system serving any equipment producing nonlinear electrical loads to accommodate such nonlinear electrical loads, including, but not limited to, oversizing neutral conductors, derating transformers and/or providing power-line filters. If Landlord requests, Tenant’s engineering plans shall include a calculation of Tenant's fully connected electrical design load with and without demand factors and shall indicate the number of watts of unmetered and submetered loads, subject to the following; the Premises shall be allocated 2,000 Amps @ 277/480V, which is separately metered, and the remaining amperage in the Building will be allocated to the other tenants. Landlord shall designate the electricity utility provider from time to time.  Tenant shall bear the cost of replacement of lamps, starters and ballasts for non-Building standard lighting fixtures within the Premises.

6.1.3Landlord shall provide city water from the regular Building outlets for drinking, lavatory and toilet purposes in the Building’s Common Areas.

6.1.4Landlord shall not provide janitorial services to the Premises; rather, all janitorial services are Tenant’s responsibility.

6.1.5Landlord shall provide exterior window washing services in a manner consistent with other comparable buildings in the vicinity of the Building.

6.1.6Landlord shall provide non-exclusive, non-attended automatic passenger elevator service.

6.2Payments for Utilities; Trash Disposal. The Premises are separately metered for electricity and gas, and are or will be separately metered for water. Tenant shall pay for 100% of such utilities, as Additional Rent. Tenant shall also pay for 100% of the cost of trash disposal from the Premises. Tenant shall pay Tenant’s Share of the cost of all utilities that serve the Common Areas.

6.3Cooperation; Overstandard Tenant Use.  Tenant shall cooperate fully with Landlord at all times and abide by all regulations and requirements that Landlord may reasonably prescribe for the proper functioning and protection of the HVAC, electrical, mechanical and plumbing systems. Tenant shall not, without Landlord's prior written consent, use machines other than normal general office machines and equipment, or equipment or lighting other than Building standard lights in the Premises, which may affect the temperature otherwise maintained by the air conditioning system or increase the water normally furnished for the Premises by Landlord pursuant to the terms of Section 6.1 of this Lease (see also Section 6.3.1 below). Landlord may install devices to separately meter any other utilities use, at Tenant’s cost.  Tenant's use of electricity shall never exceed the capacity of the feeders to the Project or the risers or wiring installation. If Tenant desires to use heat or air conditioning during hours other than those for which Landlord is obligated to supply such utilities pursuant to the terms of Section 6.1 of this Lease, Tenant shall give Landlord such prior notice, if any, as Landlord shall from time to time establish as appropriate, of Tenant's desired use in order to supply such utilities, and Landlord shall supply such utilities to Tenant at such hourly cost to Tenant (which shall be treated as Additional Rent) as Landlord shall from time to time establish.  Notwithstanding any provision to the contrary contained in this Lease, Tenant shall pay to Landlord within 10 days of Tenant's receipt of an invoice therefor, Landlord's standard charge for any services requested by and provided to Tenant which Landlord is not specifically obligated to provide to Tenant pursuant to the terms of this Lease.

6.3.1Supplemental HVAC. Landlord has no obligation to provide any supplemental HVAC for Tenant’s server room, data center, lab areas and similar facilities. If Tenant intends to use heat- or cold-generating machines or equipment (collectively, the “Supplemental HVAC”) for any of such facilities, Tenant at Tenant’s sole cost shall provide and install appropriate and adequate Supplemental HVAC equipment and systems, including supplementary or additional metering devices. Such Supplemental HVAC equipment and systems shall be considered Alterations, and shall be subject to Landlord’s prior reasonable written approval and

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the other applicable requirements of this Lease. Without limiting any other requirements, Landlord shall have the right to require and to designate supplementary or additional metering devices. At its sole cost, Tenant shall be responsible for the proper installation, operation, maintenance, repair and replacement of any Supplemental HVAC, subject to the applicable provisions of this Lease, and for all related utility costs. All costs relating to the Supplemental HVAC are excluded from the Tenant Improvements described in the Work Letter. Landlord recommends that Tenant engage an HVAC professional to provide regular maintenance services for the Supplemental HVAC. Whether or not Tenant maintains a maintenance contract for the Supplemental HVAC, Landlord shall have no liability whatsoever for any damages or loss to Tenant or the Premises relating to or arising from the Supplemental HVAC.

6.4Interruption of Use.  Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by breakage, repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Project after reasonable effort to do so, by any riot or other dangerous condition, emergency, accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause beyond Landlord's reasonable control; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant's use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease, except to the extent expressly set forth in Section 19.5.2 of this Lease. Furthermore, subject to Paragraph 19.5.2 below, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant's business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6, except to the extent caused by Landlord’s negligence (as limited by the provisions in Section 10.5 below) or willful misconduct.

6.5Communications and Computer Lines.  Tenant may install, maintain, replace, remove or use any communications or computer wires and cables serving the Premises (collectively, the "Lines"), provided that (i) Tenant shall obtain Landlord's prior written consent, use an experienced and qualified contractor approved in writing by Landlord, and comply with all of the other provisions of Articles 7 and 8 of this Lease, (ii) a reasonable number of spare Lines or space for a reasonable number of additional Lines shall be maintained for existing and future occupants of the Project, as determined in Landlord's reasonable opinion, (iii) the Lines therefor (including riser cables) shall be appropriately insulated to prevent excessive electromagnetic fields or radiation, shall be surrounded by a protective conduit reasonably acceptable to Landlord, and shall be identified in accordance with the "Identification Requirements," as that term is set forth hereinbelow, (iv) any new or existing Lines servicing the Premises shall comply with all applicable governmental laws and regulations, and (v) Tenant shall pay all costs in connection therewith.  All Lines shall be clearly marked with adhesive plastic labels (or plastic tags attached to such Lines with wire) to show Tenant's name, suite number, telephone number and the name of the person to contact in the case of an emergency (A) every four feet (4') outside the Premises (specifically including, but not limited to, the electrical room risers and other Common Areas), and (B) at the Lines' termination point(s) (collectively, the "Identification Requirements").  Upon the expiration or earlier termination of this Lease, Tenant shall, upon Landlord’s request and at Tenant's sole cost and expense, cause the Lines, and all other telecommunications equipment serving Tenant and located in the Premises, Building and Common Area, to be removed and shall cause such areas to be restored to the condition existing immediately prior to the installation of such Lines and equipment. If Tenant fails to timely remove such Lines and equipment or to restore the areas in which such it was located, then Landlord may perform such work, and all costs incurred by Landlord in so performing shall be reimbursed by Tenant to Landlord within 30 days after Tenant's receipt of an invoice therefor. The terms of this Section shall survive the expiration or earlier termination of this Lease.

6.6Telecommunications Services. Tenant may select its own telecommunications provider (the “Provider”). Landlord shall reasonably cooperate with the Provider and data infrastructure installations in the Building and Common Area, at no out-of-pocket cost to Landlord and subject to the provisions in Section 6.4 above. Tenant acknowledges and agrees that: (i) Landlord has made no warranty or representation to Tenant

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with respect to the availability of any such services, or the quality, reliability or suitability thereof; (ii) the Provider will not be acting as the agent or representative of Landlord in the provision of such services, and Landlord shall have no liability or responsibility for any failure or inadequacy of such services, or any equipment or facilities used in the furnishing thereof, or any act or omission of Provider, or its agents, employees, representatives, officers or contractors; (iii) Landlord shall have no responsibility or liability for the installation, alteration, repair, maintenance, furnishing, operation, adjustment or removal of any such services, equipment or facilities; and (iv) any contract or other agreement between Tenant and Provider shall be independent of this Lease, the obligations of Tenant hereunder, and the rights of Landlord hereunder, and, without limiting the foregoing, no default or failure of Provider with respect to any such services, equipment or facilities, or under any contract or agreement relating thereto, shall have any effect on this Lease or give to Tenant any offset or defense to the full and timely performance of its obligations hereunder, or entitle Tenant to any abatement of rent or additional rent or any other payment required to be made by Tenant hereunder, or constitute any accrual or constructive eviction of Tenant, or otherwise give rise to any other claim of any nature against Landlord.

6.7Generator. Tenant may install a back-up generator on a generator pad site, which location shall be mutually agreed on by Landlord and Tenant. Tenant shall be solely responsible for all costs relating to the acquisition, engineering, installation, repair, maintenance and replacement of the generator. All costs relating to the generator are excluded from the Tenant Improvements described in the Work Letter. The generator shall be Tenant’s property during the Lease Term, and Tenant shall insure the generator. Tenant shall engage a professional to provide regular maintenance services for the generator, and Tenant shall provide a copy of such maintenance agreement to Landlord on request. If Tenant fails to maintain a maintenance contract for the generator, Landlord may obtain such a contract at Tenant’s expense, and Tenant shall reimburse Landlord for such costs on demand. Upon the expiration of the Lease Term or earlier termination of this Lease, Tenant shall have the option to remove the generator and all associated equipment, at Tenant’s sole cost and expense, or convey Tenant’s ownership interest in the generator to Landlord via a Bill of Sale, provided that such conveyance shall be without express or implied warranties (except a warranty that the generator is owned by Tenant and free and clear of liens).

6.8Utility Billing Information.  If the Tenant is permitted to contract directly for the provision of electricity, gas and/or water services to the Premises with the third-party provider thereof (all in Landlord's sole and absolute discretion), Tenant shall promptly, but in no event more than fifteen business days following its receipt of each and every invoice for such items from the applicable provider, provide Landlord with a copy of each such invoice.  Tenant acknowledges that pursuant to California Public Resources Code Section 25402.10, or any successor statute, and the regulations adopted pursuant thereto (collectively the "Energy Disclosure Requirements"), Landlord may be required to disclose information concerning Tenant’s energy usage at the Building to certain third parties, including, without limitation, prospective purchasers, lenders and tenants of the Building (the "Tenant Energy Use Disclosure").  Tenant hereby (A) consents to all such Tenant Energy Use Disclosures, and (B) acknowledges that Landlord shall not be required to notify Tenant of any Tenant Energy Use Disclosure.  Further, Tenant hereby releases Landlord from any and all losses, costs, damages, expenses and liabilities relating to, arising out of and/or resulting from any Tenant Energy Use Disclosure.  The terms of this Section shall survive the expiration or earlier termination of this Lease.

ARTICLE 7 - REPAIRS

Landlord shall at all times during the Lease Term maintain in good condition and repair and operating order the structural portions of the Building, including, without limitation, the foundation, structural portions of the floors, floor slabs, exterior walls, exterior windows, exterior window seals, ceilings, roof, load bearing walls, columns, beams, shafts, stairs, stairwells, the elevator and all Common Areas (collectively, the "Building Structure"), and the Building's mechanical, electrical, life safety, plumbing, sprinkler and HVAC systems and equipment installed or furnished by Landlord (collectively, the "Building Systems"). Landlord’s cost to perform such work shall be considered Operating Expenses. (The Supplemental HVAC and generator described in Article 6 are not considered part of the Building Systems, and Landlord therefore has no obligation to maintain them.) Except as specifically set forth in this Lease to the contrary, Tenant shall not be required to repair the Building

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Structure and/or the Building Systems. Tenant shall, at Tenant's own expense, keep the Premises, including all improvements, fixtures, furnishings, and systems and equipment in or exclusively serving the Premises (including, without limitation, (a) plumbing fixtures and equipment such as dishwashers and garbage disposals, and (b) all equipment located in the Premises that is utilized to supply supplemental HVAC to the Premises) in good order, repair and condition at all times during the Lease Term. In addition, Tenant shall, at Tenant's own expense, but under the supervision and subject to the prior approval of Landlord, and within any reasonable period of time specified by Landlord, promptly and adequately repair and replace all damaged, broken, or worn fixtures and appurtenances in the Premises or exclusively serving the Premises, except for damage caused by ordinary wear and tear or beyond the reasonable control of Tenant; provided however, that, at Landlord's option, or if Tenant fails to make such repairs or replacements within 30 days after receiving Landlord's written demand, Landlord may, but need not, make such repairs and replacements, and Tenant shall pay Landlord the cost thereof to reimburse Landlord for its actual out-of-pocket cost thereof within 30 days of being billed for same.  Notwithstanding the foregoing, Landlord shall be responsible for repairs to the Building Structure and Building Systems, except to the extent that such repairs are required due to the negligence or willful misconduct of Tenant; provided, however, that to the extent such repairs are due to the negligence or willful misconduct of Tenant, Landlord shall nevertheless make such repairs at Tenant's expense (subject to the terms of Section 10.5 below).  Landlord may, but shall not be required to (except to the extent otherwise provided in this Lease or required by Applicable Law), enter the Premises at all reasonable times upon not less than twenty-four (24) hours' prior written notice (except in the case of an emergency, in which case no prior written notice shall be required, but Landlord shall notify Tenant of any such entry as soon as reasonably practicable) to make such repairs, alterations, improvements or additions to the Premises or to the Project or to any equipment located in the Project as Landlord shall desire or deem necessary or as Landlord may be required to do by governmental or quasi-governmental authority or court order or decree or the terms of this Lease. Tenant hereby waives and releases any and all rights under and benefits of subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect.

ARTICLE 8 - ADDITIONS AND ALTERATIONS

8.1Landlord's Consent to Alterations.  Tenant may not make or cause the installation of any improvements, alterations, fixtures, additions or changes to the Premises or any mechanical, plumbing or HVAC facilities or systems pertaining to the Premises (collectively, the "Alterations") without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than 30 days prior to the commencement thereof, and which consent shall not be unreasonably withheld, conditioned or delayed by Landlord, provided it shall be deemed reasonable for Landlord to withhold its consent to any Alteration which adversely affects the structural portions or the systems or equipment of the Building or is visible from the exterior of the Building.  Notwithstanding the foregoing, Tenant shall be permitted to make cosmetic Alterations following ten days’ notice to Landlord, but without Landlord's prior consent, to the extent that such Alterations do not (i) adversely affect the Building Systems or Building Structure, (ii) affect the exterior appearance of the Building, (iii) adversely affect the value of the Premises or Building, (iv) require a building or construction permit, or (v) cost more than Fifty Thousand Dollars ($50,000.00) for a particular job of work.

8.2Manner of Construction.  Landlord may impose, as a condition of its consent to any and all Alterations or repairs of the Premises or about the Premises, such requirements as Landlord in its reasonable discretion may deem desirable, including, but not limited to, the requirement that Tenant utilize for such purposes only contractors, subcontractors, materials, mechanics and materialmen selected by Tenant and reasonably approved by Landlord; provided, further, Tenant shall not remove any improvements made by Landlord as described in the Work Letter attached hereto, or any Alterations approved by Landlord; provided, however, on the Lease Expiration Date the Tenant shall have the right and option to remove its trade fixtures to the extent they are part of the Alterations, and in such event Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal. Tenant shall construct such Alterations and perform such repairs in a good and workmanlike manner, in conformance with any and all Applicable Laws and, if required, pursuant to a valid building permit, issued by the city in which the Building is located (or other applicable governmental authority), all in conformance with any construction rules and regulations Landlord may adopt;

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provided, however, that prior to commencing to construct any Alteration, Tenant shall meet with Landlord to discuss Landlord's design parameters and code compliance issues.  If Tenant performs any Alterations in the Premises which require or give rise to governmentally required changes to the "Base Building," as that term is defined below, then Landlord shall, at Tenant's expense (subject to the terms of Article 24), make such changes to the Base Building.  The "Base Building" shall mean the Building Structure and Building Systems.  In performing the work of any such Alterations, Tenant shall have the work performed in such manner so as not to obstruct access to the Project or any portion thereof, by any other tenant of the Project, and so as not to obstruct the business of Landlord or other tenants in the  Project.  Tenant shall not use (and upon notice from Landlord shall cease using) contractors, services, workmen, labor, materials or equipment that, in Landlord's reasonable judgment, would disturb labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the Building or the Common Areas.  In addition to Tenant's obligations under Article 9 of this Lease, upon completion of any Alterations, Tenant agrees to cause a Notice of Completion to be recorded in the office of the Recorder of the County of Santa Clara in accordance with Section 8182 of the Civil Code of the State of California or any successor statute, and Tenant shall deliver to the Project construction manager a reproducible copy of the "as built" drawings of the Alterations as well as all permits, approvals and other documents issued by any governmental agency in connection with the Alterations.

8.3Payment for Alterations.  If payment is made by Tenant directly to contractors, Tenant shall (i) comply with Landlord's requirements for final lien releases and waivers in connection with Tenant's payment for work to contractors, and (ii)  comply Landlord's standard commercially reasonable contractor's rules and regulations, including signing such rules on request. If Tenant orders any work directly from Landlord, Tenant shall pay to Landlord an amount equal to ten percent of the cost of such work to compensate Landlord for all overhead, general conditions, fees and other costs and expenses arising from Landlord's involvement with such work.  If Tenant does not order any work directly from Landlord, Tenant shall reimburse Landlord for Landlord's reasonable, actual, out-of-pocket costs and expenses actually incurred in connection with Landlord's review of such work.

8.4Construction Insurance.  In addition to the requirements of Article 10 of this Lease, if Tenant makes any Alterations, prior to the commencement of such Alterations, Tenant shall provide Landlord with evidence that Tenant carries "Builder's All Risk" insurance in an amount reasonably approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may reasonably require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof.  In addition, Tenant's contractors and subcontractors shall be required to carry Commercial General Liability Insurance in an amount approved by Landlord and otherwise in accordance with the requirements of Article 10 of this Lease.  For any Alterations costing in excess of $100,000.00 in aggregate, Landlord may, in its discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of such Alterations and naming Landlord as a co-obligee.

8.5Landlord's Property.  All Alterations which may be installed or placed in or about the Premises, from time to time, shall be at the sole cost of Tenant and shall be and become the property of Landlord, except that Tenant may remove any trade fixture Alterations which Tenant can substantiate to Landlord have not been paid for by Landlord, provided Tenant repairs any damage to the Premises and Building caused by such removal and returns the affected portion of the Premises to a building standard tenant improved condition as reasonably determined by Landlord.  Furthermore, Landlord may, by written notice to Tenant prior to the end of the Lease Term, or given following any earlier termination of this Lease, require Tenant, at Tenant's expense, to remove any Alterations within the Premises and to repair any damage to the Premises and Building caused by such removal and return the affected portion of the Premises to a building standard tenant improved condition as reasonably determined by Landlord; provided, however, (i) nothing herein shall be construed to obligate Tenant to remove any of the Tenant Improvements installed by Landlord under the Work Letter and (ii) upon request by Tenant at the time of Tenant's request for Landlord's consent to any Alteration, Landlord shall notify Tenant whether the applicable Alteration will be required to be removed pursuant to the terms of this Section 8.5.  If Tenant fails to complete the removal and/or to repair any damage caused by the removal of any Alterations

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that Tenant is required to remove and return the affected portion of the Premises to a building standard tenant improved condition as reasonably determined by Landlord, Landlord may do so and may charge the cost thereof to Tenant.  Except to the extent caused by Landlord’s negligence (as limited by the provisions in Section 10.5 below) or willful misconduct, Tenant hereby protects, defends, indemnifies and holds Landlord harmless from any liability, cost, obligation, expense or claim of lien in any manner relating to the installation, placement, removal or financing of any such Alterations in, on or about the Premises, which obligations of Tenant shall survive the expiration or earlier termination of this Lease.

ARTICLE 9 - COVENANT AGAINST LIENS

Tenant shall keep the Project and Premises free from any liens or encumbrances arising out of the work performed, materials furnished or obligations incurred by or at the request of Tenant, and shall protect, defend, indemnify and hold Landlord harmless from and against any claims, liabilities, judgments or costs (including, without limitation, reasonable attorneys' fees and costs) arising out of or in connection with such liens or encumbrances.  Tenant shall give Landlord notice at least 20 days prior to the commencement of any such work on the Premises (or such additional time as may be necessary under Applicable Laws) to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility.  Tenant shall remove any such lien or encumbrance by bond or otherwise within ten days after notice by Landlord, and if Tenant shall fail to do so, Landlord may pay the amount necessary to remove such lien or encumbrance, without being responsible for investigating the validity thereof.  The amount so paid shall be deemed Additional Rent under this Lease payable upon demand, without limitation as to other remedies available to Landlord under this Lease.  Nothing contained in this Lease shall authorize Tenant to do any act which shall subject Landlord's title to the Building or Premises to any liens or encumbrances whether claimed by operation of law or express or implied contract.  Any claim to a lien or encumbrance upon the Building or Premises arising in connection with any such work or respecting the Premises not performed by or at the request of Landlord shall be null and void, or at Landlord's option shall attach only against Tenant's interest in the Premises and shall in all respects be subordinate to Landlord's title to the Project, Building and Premises.  Such notice does not apply to work included in the Work Letter, to the extent performed by Landlord.

ARTICLE 10 - INSURANCE

10.1Indemnification and Waiver.  Tenant hereby assumes all risk of damage to property or injury to persons in, upon or about the Premises from any cause whatsoever (including, but not limited to, any personal injuries resulting from a slip and fall in, upon or about the Premises) and agrees that Landlord, its partners, subpartners and their respective officers, agents, servants and employees (collectively, "Landlord Parties") shall not be liable for, and are hereby released from any responsibility for, any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Tenant or by other persons claiming through Tenant.  Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys' fees) incurred in connection with or arising from any cause in, on or about the Premises (including, but not limited to, a slip and fall), any acts, omissions or negligence of Tenant or of any person claiming by, through or under Tenant, or of the contractors, agents, servants, employees, invitees, guests or licensees of Tenant or any person claiming by, through or under Tenant, in, on or about the Project, any violation of law by any Tenant Party or any breach of the terms of this Lease by Tenant, either prior to, during, or after the expiration of the Lease Term, provided that the terms of the foregoing indemnity shall not apply to the negligence (as limited by the provisions in Section 10.5 below) or willful misconduct by any Landlord Parties.  Should Landlord be named as a defendant in any suit brought against Tenant in connection with or arising out of Tenant's occupancy of the Premises for which Tenant is obligated to indemnify Landlord pursuant to the provisions of this Section 10.1, Tenant shall pay to Landlord its costs and expenses incurred in such suit, including without

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limitation, its actual professional fees such as reasonable appraisers', accountants' and attorneys' fees.  Landlord shall indemnify, defend, protect, and hold harmless Tenant from any and all loss, cost, damage, expense and liability (including without limitation reasonable attorneys' fees) incurred in connection with or arising from the negligence (as limited by the provisions in Section 10.5 below), willful misconduct, violation of law or breach of this Lease by any Landlord Parties. Notwithstanding anything to the contrary set forth in this Lease, either party's agreement to indemnify the other party as set forth in this Section 10.1 shall be subject to the waivers set forth in Section 10.5. Further, Tenant's agreement to indemnify Landlord and Landlord's agreement to indemnify Tenant pursuant to this Section 10.1 are not intended to and shall not relieve any insurance carrier of its obligations under any insurance policies carried by Landlord or Tenant.  The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease with respect to any claims or liability arising in connection with any event occurring prior to such expiration or termination.

10.2Landlord's Fire and Casualty and Liability Insurance.  Landlord shall insure the Project during the Lease Term against loss or damage due to fire and other casualties covered within the classification of fire and extended coverage, vandalism coverage and malicious mischief, sprinkler leakage, water damage and special extended coverage.  Such coverage shall be in such amounts, from such companies, and on such other terms and conditions, as Landlord may from time to time reasonably determine (provided, however that such insurance shall at minimum cover the full replacement value of the Project, excluding the value of property that Tenant and other tenants of the Project are obligated to insure under their respective leases).  Additionally, at the option and sole expense of Landlord, such insurance coverage may include the risks of earthquakes and/or flood damage and additional hazards, a rental loss endorsement and one or more loss payee endorsements in favor of the holders of any mortgages or deeds of trust encumbering the interest of Landlord in the Project or the ground or underlying lessors of the Project, or any portion thereof.  Landlord shall also maintain commercial general liability insurance with respect to the Project in the same form and in the minimum amounts as described in Section 10.3.1. Notwithstanding the foregoing provisions of this Section 10.2, the coverage and amounts of insurance carried by Landlord in connection with the Project shall, at a minimum, be comparable to the coverage and amounts of insurance which are carried by reasonably prudent landlords of buildings comparable to and in the vicinity of the Building (provided that in no event shall Landlord be required to carry earthquake insurance). All of Landlord’s obligations under this Section are reimbursable to Landlord as Operating Expenses. If Tenant's particular use of the Premises for other than the Permitted Use causes any increase in the premium for such insurance policies, then Tenant shall reimburse Landlord for any such increase.

10.3Tenant's Insurance.  Tenant shall maintain the following coverages in the following amounts.

10.3.1Commercial General Liability Insurance on an occurrence form covering the insured against claims of bodily injury, personal injury and property damage arising out of Tenant's operations, and contractual liabilities (covering the performance by Tenant of its indemnity agreements subject to the terms and conditions of the policies) including a Broad Form endorsement covering the insuring provisions of this Lease and the performance by Tenant of the indemnity agreements set forth in Section 10.1 of this Lease, and including products and completed operations coverage, for limits of liability on a per location basis of not less than:

Bodily Injury and Property Damage Liability	$4,000,000 each occurrence $4,000,000 annual aggregate
Personal Injury Liability	$4,000,000 each occurrence $4,000,000 annual aggregate 0% Insured's participation

10.3.2Physical Damage Insurance covering (i) all office furniture, trade fixtures, office equipment, free-standing cabinet work, movable partitions, merchandise and all other items of Tenant's property on the Premises installed by, for, or at the expense of Tenant, and (ii) all Alterations to the Premises.  Such insurance shall be written on an "all risks" of physical loss or damage basis, for the full replacement cost value (subject to reasonable deductible amounts) new without deduction for depreciation of the covered items and in

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amounts that meet any co-insurance clauses of the policies of insurance and shall include coverage for damage or other loss caused by fire or other peril including, but not limited to, vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage, bursting or stoppage of pipes, and explosion, and providing business interruption coverage for a period of one year.

10.3.3Worker's Compensation and Employer's Liability or other similar insurance pursuant to all applicable state and local statutes and regulations.

10.4Form of Policies.  The minimum limits of policies of insurance required of Landlord and Tenant under this Lease shall in no event limit the liability of Landlord or Tenant under this Lease.  Such insurance shall (i) in the case of Tenant's commercial general liability insurance, name Landlord (and any other party specified by Landlord), as an additional insured, including Landlord's managing agent, if any; (ii) in the case of Tenant's commercial general liability insurance, specifically cover the liability assumed by Tenant under this Lease, including, but not limited to, Tenant's obligations under Section 10.1 of this Lease subject to the terms and conditions of the policies; (iii) be issued by an insurance company having a rating of not less than A-VII in Best's Insurance Guide or which is otherwise acceptable to Landlord and licensed to do business in the State of California; (iv) in the case of Tenant's commercial general liability insurance, be primary and noncontributory insurance as to claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance requirement of Tenant; (v) be in form and content reasonably acceptable to Landlord; and (vi) provide that said insurance shall not be canceled or coverage changed unless 30 days' prior written notice shall have been given to Landlord and any mortgagee of Landlord. Tenant shall deliver said policy or policies or certificates thereof to Landlord on or before the Lease Commencement Date and upon renewal thereof.  Further, Landlord shall have the right, from time to time, to request copies of policies of Tenant's insurance required hereunder, which Tenant shall thereafter provide within ten days.  If Tenant shall fail to procure such insurance, or to deliver such policies or certificate, Landlord may, at its option, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord within 30 days after delivery to Tenant of bills therefor pursuant to Section 26.2.

10.5Subrogation; Limitation of Liability.  Landlord and Tenant intend that their respective property loss risks shall be borne by reasonable insurance carriers, and Landlord and Tenant hereby agree to look solely to, and seek recovery only from, their respective insurance carriers in the event of a property loss to the extent that such coverage is agreed to be provided hereunder, even if the property loss is caused by the negligence of the other party. Notwithstanding anything in this Lease to the contrary, the parties each hereby waive all rights and claims against each other for such losses, and waive all rights of subrogation of their respective insurers, provided such waiver of subrogation shall not affect the right of the insured to recover thereunder.  The parties shall ensure their respective insurance policies are now, or shall be, endorsed such that the waiver of subrogation shall not affect the right of the insured to recover thereunder, so long as no material additional premium is charged therefor. Further, if any claim of any nature against Landlord or Landlord Parties is based on Landlord’s negligence, and is not a “property loss” as described above (which will be solely covered by Tenant’s insurance), Landlord’s total liability shall be limited to the amount of insurance proceeds made available by Landlord’s insurer to cover such claim.

10.6Additional Insurance Obligations.  Tenant shall carry and maintain during the entire Lease Term, at Tenant's sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 10 and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant's operations therein, as may be reasonably requested by Landlord, but in no event in excess of the amounts and types of insurance then being required by landlords of buildings comparable to and in the vicinity of the Building.

ARTICLE 11 - DAMAGE AND DESTRUCTION

11.1Repair of Damage to Premises by Landlord.  Tenant shall promptly notify Landlord of any damage to the Premises resulting from fire or any other casualty.  If the Premises or any Common Areas serving

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or providing access to the Premises shall be damaged by fire or other casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord's reasonable control, and subject to all other terms of this Article 11, restore the Base Building, the Common Areas and the Tenant Improvements and any other improvements which exist in the Premises as of the Lease Commencement Date, other than Tenant’s Alterations (the Tenant Improvements and any other improvements which exist in the Premises as of the Lease Commencement Date (excluding the Base Building and Tenant’s Alterations) shall be referred to herein as the "Original Improvements").  Such restoration shall be to substantially the same condition of the Base Building, the Common Areas, and Original Improvements prior to the casualty, except for modifications required by zoning and building codes and other laws or by the holder of a mortgage on the Building or Project or any other modifications to the Common Areas deemed desirable by Landlord, which are consistent with the character of the Project, provided that access to and use of the Premises, any common restrooms serving the Premises and any parking areas shall not be materially impaired.  Tenant shall, at its sole cost and expense, repair any damage to any of its furniture, fixtures, equipment and Alterations it desires to retain in the Premises and return such Alterations to their original condition after Landlord has returned the Original Improvements to their original condition. Prior to the commencement of construction, Tenant shall submit to Landlord, all plans, specifications and working drawings relating to the Original Improvements or Alterations which Tenant has in its possession, and Landlord shall select the contractors to perform such improvement work.  Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant's business resulting in any way from such damage or the repair thereof; provided however, if such fire or other casualty shall have damaged the Premises or Common Areas necessary to Tenant's occupancy, and the Premises are not occupied by Tenant as a result thereof, then during the time and to the extent the Premises are unfit for occupancy for the Permitted Use, including during the time the Premises or such Common Areas are being repaired and restored, the Rent shall be abated in proportion to the ratio that the amount of rentable square feet of the Premises which is unfit for occupancy for the Permitted Use bears to the total rentable square feet of the Premises.  Tenant's right to rent abatement pursuant to the preceding sentence shall terminate as of the date which is reasonably determined by Landlord to be the date Tenant should have completed repairs to the Alterations assuming Tenant used reasonable due diligence in connection therewith.

11.2Scope of Landlord's Option to Repair.  Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises, Building and/or Project, and instead terminate this Lease, by notifying Tenant in writing of such termination within 60 days after the date of discovery of the damage, such notice to include a termination date giving Tenant a mutually agreed upon time to vacate the Premises, but not more than 60 days, provided Landlord may so elect only if the Building or Project shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, and one or more of the following conditions is present: (i) in Landlord's reasonable judgment, repairs cannot reasonably be completed within 180 days after the date of discovery of the damage (when such repairs are made without the payment of overtime or other premiums); (ii) excluding deductibles and self-insured amounts, the damage is not fully covered by Landlord's insurance policies actually carried or required to be carried under this Lease (provided, however, that Tenant shall have the right to deliver to Landlord payment, or adequate assurance thereof, in an amount equal to the portion not so covered, and in which event Landlord shall not have the right to terminate this Lease pursuant to this item (ii) in connection with such applicable event of casualty); or (iii) the damage occurs during the last 12 months of the Lease Term.

11.3Waiver of Statutory Provisions.  The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or the Project, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, and any other statute or regulation, now or hereafter in effect, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or the Project.

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ARTICLE 12 - NONWAIVER

No provision of this Lease shall be deemed waived by either party hereto unless expressly waived in a writing signed thereby.  The waiver by either party hereto of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of same or any other term, covenant or condition herein contained.  The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord's knowledge of such preceding breach at the time of acceptance of such Rent.  No acceptance of a lesser amount than the Rent herein stipulated shall be deemed a waiver of Landlord's right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the full amount due.  No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant's right of possession hereunder, it being agreed that after such termination, or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said termination or judgment.

ARTICLE 13 - CONDEMNATION

If the whole or any part of the Premises, Building or Project shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any part of the Premises, Building or Project, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority.  If more than 25% of the rentable square feet of the Premises is taken for a period in excess of 180 days, Tenant shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. Tenant shall not because of such taking assert any claim against Landlord or the authority for any compensation because of such taking and Landlord shall be entitled to the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant's personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, for moving expenses, and for all other amounts allowable to Tenant under Applicable Law, so long as such claims do not diminish the award available to Landlord or its mortgagee, and such claim is payable separately to Tenant.  All Rent shall be apportioned as of the date of such termination.  If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Rent shall be proportionately abated. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of the California Code of Civil Procedure. Notwithstanding anything to the contrary contained in this Article 13, in the event of a temporary taking of all or any portion of the Premises for a period of 180 days or less, then this Lease shall not terminate but the Base Rent and the Additional Rent shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises.  Landlord shall be entitled to receive the entire award made in connection with any such temporary taking, except that Tenant shall have the right to file any separate claim available to Tenant for amounts allowable to Tenant under Applicable Law, so long as such claims do not diminish the award available to Landlord.

ARTICLE 14 - ASSIGNMENT AND SUBLETTING

14.1Transfers.  Subject to the terms in Section 1.3, Tenant shall not, without the prior written consent of Landlord, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment, or other transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or enter into any license or concession agreements or otherwise permit the occupancy or use of the Premises or any part thereof by any persons (all of the foregoing are hereinafter sometimes referred to collectively as "Transfers" and any person to

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whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a "Transferee").  If Tenant desires Landlord's consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the "Transfer Notice") shall include (i) the proposed effective date of the Transfer, which shall not be less than 30 days nor more than 180 days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the "Subject Space"), (iii) all of the terms of the proposed Transfer and the consideration therefor, including calculation of the "Transfer Premium," as that term is defined in Section 14.3 below, in connection with such Transfer, the name and address of the proposed Transferee, and a copy of all existing executed and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, provided that Landlord shall have the right to require Tenant to utilize Landlord's standard Transfer consent documents in connection with the documentation of Landlord's consent to such Transfer, (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, business credit and personal references and history of the proposed Transferee and any other information reasonably required by Landlord which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee's business and proposed use of the Subject Space, and (v) an executed estoppel certificate from Tenant in the form attached hereto as Exhibit E.  Any Transfer made without Landlord's prior written consent shall, at Landlord's option, be null, void and of no effect, and shall, at Landlord's option, constitute a default by Tenant under this Lease.  Whether or not Landlord consents to any proposed Transfer, Tenant shall pay Landlord's reasonable review and processing fees, as well as any reasonable professional fees (including, without limitation, attorneys', accountants', architects', engineers' and consultants' fees) incurred by Landlord within 30 days after written request by Landlord.

14.2Landlord's Consent.  Landlord shall not unreasonably withhold, condition or delay its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice, and Landlord shall grant or withhold its consent by written notice to Tenant delivered within 30 days following the date Landlord receives the Transfer Notice.  If Landlord fails to grant or deny its consent within the foregoing 30 day period, and shall failure to grant or deny its consent continues for an additional five business days following receipt of a second notice requesting Landlord's approval or denial of such proposed Transfer from Tenant, then Landlord's consent shall be deemed granted.  Without limitation as to other reasonable grounds for withholding consent, it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply:

14.2.1The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building or the Project;

14.2.2The Transferee intends to use the Subject Space for purposes which are not permitted under this Lease;

14.2.3The Transferee is either a governmental agency or instrumentality thereof or a non-profit organization; provided, however, that Tenant shall be entitled to assign, sublet or otherwise transfer to a governmental agency or instrumentality thereof to the extent Landlord has leased or has permitted the lease of space to a comparable (in terms of security, foot traffic, prestige, eminent domain and function oriented issues) governmental agency or instrumentality thereof in comparably located space of comparable size;

14.2.4The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities to be undertaken in connection with the Transfer on the date consent is requested;

14.2.5The proposed Transfer would cause a violation of another lease for space in the Project, or would give an occupant of the Project a right to cancel its lease; or

14.2.6Either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, (i) occupies space in the Project at the time of the request for consent, or (ii) is negotiating with Landlord or has negotiated with Landlord

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during the 180-day period immediately preceding the date Landlord receives the Transfer Notice, to lease space in the Project; provided, however, that it shall not be deemed reasonable for Landlord to withhold it consent to pursuant to this Section 14.2.6 if Landlord cannot meet such potential Transferee's space needs.

If Landlord consents to any Transfer pursuant to the terms of this Section 14.2 (and does not exercise any recapture rights Landlord may have under Section 14.4 of this Lease), Tenant may within six (6) months after Landlord's consent, but not later than the expiration of said six-month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease, provided that if there are any changes in the terms and conditions from those specified in the Transfer Notice such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14 (including Landlord's right of recapture, if any, under Section 14.4 of this Lease).  Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent under Section 14.2 or otherwise has breached or acted unreasonably under this Article 14, their sole remedies shall be a suit for contract damages (other than damages for injury to, or interference with, Tenant's business including, without limitation, loss of profits, however occurring) or declaratory judgment and an injunction for the relief sought, and Tenant hereby waives all other remedies, including, without limitation, any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all Applicable Laws, on behalf of the proposed Transferee.

14.3Transfer Premium.  If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any "Transfer Premium," as that term is defined in this Section 14.3, received by Tenant from such Transferee.  "Transfer Premium" shall mean all rent, additional rent or other consideration payable by such Transferee in connection with the Transfer in excess of the Rent and Additional Rent payable by Tenant under this Lease during the term of the Transfer on a per rentable square foot basis if less than all of the Premises is transferred, after deducting the reasonable expenses incurred by Tenant for (i) any changes, alterations and improvements to the Premises in connection with the Transfer, (ii) any free base rent reasonably provided to the Transferee in connection with the Transfer (provided that such free rent shall be deducted only to the extent the same is included in the calculation of total consideration payable by such Transferee), (iii) any brokerage commissions in connection with the Transfer and (iv) legal fees reasonably incurred in connection with the Transfer (collectively, "Tenant's Subleasing Costs"). "Transfer Premium" shall also include, but not be limited to, key money, bonus money or other cash consideration paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer. The determination of the amount of Landlord's applicable share of the Transfer Premium shall be made on a monthly basis as rent or other consideration is received by Tenant under the Transfer. For purposes of calculating the Transfer Premium on a monthly basis, Tenant's Subleasing Costs shall be deemed to be expended by Tenant in equal monthly amounts over the entire term of the Transfer.

14.4Landlord's Option as to Subject Space.  Notwithstanding anything to the contrary contained in this Article 14, if Tenant contemplates a Transfer of all or a portion of the Premises for the remainder or substantially the remainder of the Lease Term, Tenant shall give Landlord notice (the "Intention to Transfer Notice") of such contemplated Transfer (whether or not the contemplated Transferee or the terms of such contemplated Transfer have been determined). The Intention to Transfer Notice shall specify the portion of and amount of rentable square feet of the Premises which Tenant intends to Transfer (the "Contemplated Transfer Space"), the contemplated date of commencement of the Contemplated Transfer (the "Contemplated Effective Date"), and the contemplated length of the term of such contemplated Transfer, and shall specify that such Intention to Transfer Notice is delivered to Landlord pursuant to this Section 14.4 in order to allow Landlord to elect to recapture the Contemplated Transfer Space.  Thereafter, Landlord shall have the option, by giving written notice to Tenant within 30 days after receipt of any Intention to Transfer Notice, to recapture the Contemplated Transfer Space. Such recapture shall cancel and terminate this Lease with respect to such Contemplated Transfer

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Space as of the Contemplated Effective Date.  In the event of a recapture by Landlord, if this Lease shall be canceled with respect to less than the entire Premises, the Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same.  If Landlord declines, or fails to elect in a timely manner, to recapture such Contemplated Transfer Space under this Section 14.4, then, subject to the other terms of this Article 14, for a period of nine (9) months (the "Nine Month Period") commencing on the last day of such 30 day period, Landlord shall not have any right to recapture the Contemplated Transfer Space with respect to any Transfer made during the Nine Month Period, provided that any such Transfer is substantially on the terms set forth in the Intention to Transfer Notice, and provided further that any such Transfer shall be subject to the remaining terms of this Article 14.  If such a Transfer is not so consummated within the Nine Month Period (or if a Transfer is so consummated, then upon the expiration of the term of any Transfer of such Contemplated Transfer Space consummated within such Nine Month Period), Tenant shall again be required to submit a new Intention to Transfer Notice to Landlord with respect any contemplated Transfer, as provided above in this Section 14.4.

14.5Effect of Transfer.  If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, (iv) Tenant shall furnish upon Landlord's request a complete statement, certified by an independent certified public accountant, or Tenant's chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer, and (v) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord's consent, shall relieve Tenant or any guarantor of the Lease from any liability under this Lease, including, without limitation, in connection with the Subject Space.  If Tenant subleases all or any portion of the Premises in accordance with the terms of this Article 14, Tenant shall cause such subtenant to carry and maintain the same insurance coverage terms and limits as are required of Tenant, in accordance with the terms of Article 10 of this Lease.  Landlord or its authorized representatives shall have the right at all reasonable times, upon at least ten days' prior written notice to Tenant, to audit the books, records and operative agreements of Tenant relating to any Transfer, and shall have the right to make copies thereof.  If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within 30 days after demand, pay the deficiency, and if understated by more than five percent (5%), Tenant shall pay Landlord's costs of such audit.

14.6Additional Transfers.   Subject to the terms in Section 1.3, for purposes of this Lease, the term "Transfer" shall also include (i) if Tenant is a partnership, the withdrawal or change, voluntary, involuntary or by operation of law, of fifty percent (50%) or more of the partners, or transfer of fifty percent (50%) or more of partnership interests, within a 12-month period, or the dissolution of the partnership without immediate reconstitution thereof, and (ii) if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter), (A) the dissolution, merger, consolidation or other reorganization of Tenant or (B) the sale or other transfer of an aggregate of fifty percent (50%) or more of the voting shares of Tenant (other than to immediate family members by reason of gift or death), within a 12-month period, or (C) the sale, mortgage, hypothecation or pledge of an aggregate of fifty percent (50%) or more of the value of the unencumbered assets of Tenant within a 12-month period.

14.7Occurrence of Default.  Any sublease hereunder shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any sublease, Landlord shall have the right to:  (i) treat such sublease as cancelled and repossess the Subject Space by any lawful means, or (ii) require that such sublessee attorn to and recognize Landlord as its landlord under any such sublease.  If Tenant shall be in default under this Lease beyond the expiration of any applicable notice and cure periods set forth herein, and this Lease has not yet been terminated, Landlord is hereby irrevocably authorized to direct any sublessee to make all payments under or in connection with the sublease directly to Landlord (which Landlord shall apply towards Tenant's obligations under this Lease) until such default is cured.  Such sublessee shall be

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entitled to rely on any representation by Landlord that Tenant is in default hereunder, without any need for confirmation thereof by Tenant.  Upon any assignment, the assignee shall assume in writing all obligations and covenants of Tenant thereafter to be performed or observed under this Lease.  No collection or acceptance of rent by Landlord from any Transferee shall be deemed a waiver of any provision of this Article 14 or the approval of any Transferee or a release of Tenant from any obligation under this Lease, whether theretofore or thereafter accruing.  In no event shall Landlord's enforcement of any provision of this Lease against any Transferee be deemed a waiver of Landlord's right to enforce any term of this Lease against Tenant or any other person.  If Tenant's obligations hereunder have been guaranteed, Landlord's consent to any Transfer shall not be effective unless the guarantor also consents to such Transfer.

14.8Deemed Consent Transfers.  Notwithstanding anything to the contrary contained in this Lease, (A) an assignment or subletting of all or a portion of the Premises to an affiliate of Tenant (an entity which is controlled by, controls, or is under common control with, Tenant as of the date of such Transfer), (B) a sale of corporate shares of capital stock in Tenant in connection with an initial public offering of Tenant's stock on a nationally-recognized stock exchange, (C) an assignment of the Lease to an entity which acquires all or substantially all of the stock or assets of Tenant, or (D) an assignment of the Lease to an entity which is the resulting entity of a merger or consolidation of Tenant during the Lease Term, shall not be deemed a Transfer requiring Landlord's consent under this Article 14 (any such assignee or sublessee described in items (A) through (D) of this Section 14.8 hereinafter referred to as a "Permitted Transferee"), provided that (i) Tenant notifies Landlord at least 30 days prior to the effective date of any such assignment or sublease and promptly supplies Landlord with any documents or information reasonably requested by Landlord regarding such transfer or transferee as set forth above, (ii) Tenant is not in default, beyond any applicable notice and cure period, and such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease, (iii) such Permitted Transferee shall be of a character and reputation consistent with the quality of the Building, (iv) such Permitted Transferee shall have a tangible net worth (not including goodwill as an asset) calculated pursuant to "GAAP," as that term is defined in Article 21 below, that is reasonably sufficient to meet its obligations under this Lease, and is equal to or greater than the tangible net worth of Original Tenant on the date of this Lease, and (v) no assignment relating to this Lease, whether with or without Landlord's consent, shall relieve the transferring Tenant from any liability under this Lease, and, in the event of an assignment of Tenant's entire interest in this Lease, the liability of Tenant and such transferee shall be joint and several.  "Control," as used in this Section 14.8, shall mean the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of more than fifty percent (50%) of the voting interest in, any person or entity.

ARTICLE 15 - SURRENDER OF PREMISES; OWNERSHIP AND
REMOVAL OF TRADE FIXTURES

15.1Surrender of Premises.  No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in writing by Landlord.  The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated.  The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises or terminate any or all such sublessees or subtenancies.

15.2Removal of Tenant Property by Tenant.  Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, subject to reasonable wear and tear, an event of casualty or condemnation, and repairs which are specifically made the responsibility of Landlord hereunder.  Upon such

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expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, and such items of furniture, equipment, business and trade fixtures, free-standing cabinet work, movable partitions and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal; provided, however, in no event shall Tenant remove (i) any of the Tenant Improvements described in the Work Letter or (ii) any of the Alterations, except trade fixtures, as noted in Section 8.2 above.

ARTICLE 16 - HOLDING OVER

If Tenant holds over with Landlord’s express written consent after the expiration of the Lease Term or earlier termination thereof, such tenancy shall be from month-to-month only. If Tenant holds over after the expiration of the Lease Term or earlier termination thereof without Landlord’s express written consent, such tenancy shall be a tenancy-at-sufferance. In either event, such holdovers shall not constitute a renewal hereof or an extension for any further term. In either event, in addition to Tenant's Share of Direct Expenses, the Base Rent shall be payable (i) during the first 180 days of the holdover period shall be at a monthly rate equal to 125% of the monthly Base Rent applicable during the last rental period of the Lease Term and (ii) thereafter during a holdover period, at a monthly rate equal to 150% of the monthly Base Rent applicable during the last rental period of the Lease Term under this Lease. Such tenancy shall be subject to every other applicable term, covenant and agreement contained herein, and the month-to-month tenancy shall be terminable by Landlord or Tenant upon not less than 30 days' prior written notice. Notwithstanding the foregoing, nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant following the Lease Term, the termination of such month-to-month tenancy or following Landlord's earlier termination of this Lease due to an Event of Default, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon any such termination of this Lease. If Tenant holds over following the termination of the Lease Term, such month-to-month tenancy or following Landlord's earlier termination of this Lease due to an Event of Default, and tenders payment of rent for any period beyond the termination of the Lease Term by way of check (whether directly to Landlord, its agents, or to a lock box) or wire transfer, Tenant acknowledges and agrees that the cashing of such check or acceptance of such wire shall be considered inadvertent and not be construed as creating a month-to-month tenancy, provided Landlord refunds such payment to Tenant promptly upon learning that such check has been cashed or wire transfer received.  The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law.  If Tenant fails to surrender the Premises following the termination of the Lease Term or a month-to-month tenancy, or following Landlord's earlier termination of this Lease due to an Event of Default, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys' fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender and any lost profits to Landlord resulting therefrom. Tenant agrees that any proceedings necessary to recover possession of the Premises, whether before or after expiration of the Lease Term, shall be considered an action to enforce the terms of this Lease for purposes of the awarding of any attorney’s fees in connection therewith.

ARTICLE 17 - ESTOPPEL CERTIFICATES; FINANCIAL STATEMENTS

Within ten days following a request in writing by Landlord, Tenant shall execute, acknowledge and deliver to Landlord an estoppel certificate, which, as submitted by Landlord, shall be substantially in the form of Exhibit E, attached hereto (or such other commercially reasonable form as may be required by any prospective mortgagee or purchaser of the Project, or any portion thereof), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by Landlord or Landlord's mortgagee or prospective mortgagee.  Any such certificate may be relied upon by any prospective mortgagee or purchaser of all or any portion of the Project.  At any time during the Lease Term, Landlord may require Tenant to provide Landlord with its most recent current financial statement.  Such statement shall be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of

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Tenant, shall be audited by an independent certified public accountant.  Failure of Tenant to timely execute, acknowledge and deliver such estoppel certificate or other instruments shall constitute an acknowledgment by Tenant that statements included in the estoppel certificate are true and correct, without exception.  Notwithstanding the foregoing, if Tenant has publicly-available financial statements (as opposed joint or cumulative filings with an entity that controls Tenant or with entities which are otherwise Affiliates of Tenant), then Tenant's obligation to provide Landlord with a copy of its most recent current financial statement shall be deemed satisfied.

ARTICLE 18 - SUBORDINATION

This Lease shall be subject and subordinate to all present and future ground or underlying leases of the Building or Project and to the lien of any mortgage, trust deed or other encumbrances now or hereafter in force against the Building or Project or any part thereof, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages, trust deeds or other encumbrances, or the lessors under such ground or underlying leases, require in writing that this Lease be superior thereto (collectively, the "Superior Holders"); provided, however, that in consideration of and a condition precedent to Tenant’s agreement to subordinate this Lease to any future ground or underlying lease or to the lien of any future mortgage, trust deed or other encumbrances, or any renewal, extension or modification, consolidations and replacements thereof, shall be the receipt by Tenant of a subordination, non-disturbance and attornment agreement in commercially-reasonable form provided by the Superior Holder and reasonably acceptable to Tenant, which requires the Superior Holder to accept this Lease, and not to disturb Tenant’s possession or any of Tenant’s other rights and interests under this Lease, so long as an event of default beyond the expiration of any applicable notice and cure periods set forth in this Lease has not occurred (an “SNDA”). Tenant covenants and agrees in the event of a foreclosure (or deed in lieu thereof) of any such mortgage, trust deed or other encumbrance that is the subject of an SNDA (or if any such ground or underlying lease that is the subject of an SNDA is terminated), to attorn to the lienholder, purchaser or any successors thereto upon any such foreclosure sale or the grantee of any deed in lieu thereof (or to the ground or underlying lessor) and to recognize such purchaser, grantee or ground or underlying lessor as the lessor under this Lease. Landlord's interest herein may be assigned as security at any time to any lienholder.  Tenant shall, within ten days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale.

ARTICLE 19 - DEFAULTS; REMEDIES

19.1Events of Default.  The occurrence of any of the following shall constitute an event of default (an "Event of Default") under this Lease by Tenant:

19.1.1Any failure by Tenant to pay any Base Rent or the monthly Estimated Direct Expenses, or any part thereof, when due, unless such failure is cured within five days after written notice from Landlord that such amount was not paid when due;

19.1.2Any failure by Tenant to pay any other monetary amount required to be paid under this Lease, or any part thereof, when due unless such failure is cured within five days after written notice from Landlord that said amount was not paid when due;

19.1.3Where a specific time period is set forth for Tenant's performance of a nonmonetary under this Lease (e.g., Articles 17 and 18), Tenant’s failure to perform such obligation within such time period, unless such failure is cured within five days after written notice from Landlord;

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19.1.4Any other failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for 30 days after written notice thereof from Landlord to Tenant; provided that if the nature of such default is such that the same cannot reasonably be cured within a 30 day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure such default; or

19.1.5Abandonment (within the meaning of Section 1951.3 of the California Civil Code, or any successor statute) of the Premises by Tenant.

The notice periods provided herein are in lieu of, and not in addition to, any notice periods provided by law.

19.2Remedies Upon Default.  Upon the occurrence of any Event of Default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (all of which remedies shall be distinct, separate and cumulative), the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever, except as required by Applicable Laws.

19.2.1Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim for damages therefor, and Landlord may recover from Tenant the following:

19.2.1.1The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

19.2.1.2The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

19.2.1.3The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

19.2.1.4Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom; and

19.2.1.5At Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by Applicable Law.

The term "rent" as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others.  As used in Sections 19.2.1.1 and 19.2.1.2, above, the "worth at the time of award" shall be computed by allowing interest at the rate set forth in Article 25 of this Lease, but in no case greater than the maximum amount of such interest permitted by law.  As used in Section 19.2.1.3 above, the "worth at the time of award" shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

19.2.2Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee's breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations).  Accordingly, if Landlord does not elect to terminate this Lease on account of any Event of Default by Tenant, Landlord may, from time to time,

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without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

19.2.3Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Sections 19.2.1 and 19.2.2, above, or any law or other provision of this Lease), without prior demand or notice except as required by Applicable Law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.

19.3Subleases of Tenant.  Whether or not Landlord elects to terminate this Lease on account of any Event of Default by Tenant, as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord's sole discretion, succeed to Tenant's interest in such subleases, licenses, concessions or arrangements.  If Landlord elects to succeed to Tenant's interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

19.4Efforts to Relet.  No efforts by Landlord to relet the Premises, acts of maintenance or preservation with respect to the Premises, appointment of a receiver to protect Landlord's interests hereunder, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant's right to possession, or to accept a surrender of the Premises, nor shall same operate to release Tenant in whole or in part from any of Tenant's obligations hereunder, unless express written notice of such intention is sent by Landlord to Tenant.

19.5Landlord Default.

19.5.1In General.  Notwithstanding anything to the contrary set forth in this Lease, Landlord shall not be in breach in the performance of any obligation required to be performed by Landlord pursuant to this Lease unless Landlord fails to perform such obligation within 30 days after the receipt of notice from Tenant specifying in detail Landlord's failure to perform; provided, however, if the nature of Landlord's obligation is such that more than 30 days are required for its performance, then Landlord shall not be in breach of this Lease if it shall commence such performance within such 30 day period and thereafter diligently pursue the same to completion.  Upon any such breach by Landlord under this Lease, Tenant may, except as otherwise specifically provided in this Lease to the contrary, exercise any of its rights and seek to obtain any remedies provided at law or in equity. Except as otherwise specifically provided in this Lease to the contrary, the exercise of any right or remedy by Tenant shall not be deemed an election of remedies or preclude Tenant from exercising any other rights and remedies in the future. However, Tenant hereby waives the right to terminate this Lease based on Landlord’s default.

19.5.2Abatement of Rent.  If Tenant is prevented from using, and does not use, the Premises or any portion thereof, as a result of (i) any negligent repair, maintenance, alteration or other negligent activities performed by or on behalf of Landlord in, on or about the Premises, Building or Project or (ii) any negligent failure to provide services, utilities or access to the Premises, Building or Project that Landlord is required to provide by this Lease or (iii) any Landlord Party's willful misconduct (any such set of circumstances as set forth in items (i) through (iii), above, to be known as an "Abatement Event"), then Tenant shall give Landlord notice of such Abatement Event; if such Abatement Event continues for three consecutive business days after Landlord's receipt of any such notice (the "Eligibility Period"), then the Base Rent and Tenant's Share of Direct Expenses shall be abated or reduced, as the case may be, after expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use for the normal conduct of Tenant's business, the Premises or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises; provided,

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however, if Tenant is prevented from using, and does not use, a portion of the Premises for a period of time in excess of the Eligibility Period and the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such remaining portion, then for such time after expiration of the Eligibility Period during which Tenant is so prevented from effectively conducting its business therein, the Base Rent and Tenant's Share of Direct Expenses for the entire Premises shall be abated for such time as Tenant continues to be so prevented from using, and does not use, the Premises. If, however, Tenant reoccupies any portion of the Premises during such period, the Rent allocable to such reoccupied portion, based on the proportion that the rentable area of such reoccupied portion of the Premises bears to the total rentable area of the Premises, shall be payable by Tenant from the date Tenant reoccupies such portion of the Premises. To the extent an Abatement Event is caused by an event covered by Articles 11 or 13 of this Lease, then Tenant's right to abate rent shall be governed by the terms of such Article 11 or 13, as applicable, and the Eligibility Period shall not be applicable thereto. Such rights to abate Base Rent and Tenant's Share of Direct Expenses, as set forth in this Section 19.5.2, shall be Tenant's sole and exclusive remedy for rent abatement at law or in equity for an Abatement Event not otherwise covered by Articles 11 or 13. Except as provided in this Section 19.5.2, nothing contained herein shall be interpreted to mean that Tenant is excused from paying Rent due hereunder.  Nothing contained herein is intended to limit Tenant's rights against any third parties (including other tenants in the Project) to the extent their acts or omissions result in the temporary or permanent interruption, delay or loss of access to, use of, or services or utilities provided to the Premises, Building or Project.

ARTICLE 20 - COVENANT OF QUIET ENJOYMENT

Landlord covenants that Tenant, on paying the Rent and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord.  The foregoing covenant is in lieu of any other covenant of quiet enjoyment express or implied.

ARTICLE 21 - SECURITY DEPOSIT

Concurrently with Tenant’s execution of this Lease, Tenant shall deposit with Landlord a security deposit (the “Security Deposit”) in the amount set forth in Section 6 of the Summary, as security for the faithful performance by Tenant of all of its obligations under this Lease.  If Tenant defaults with respect to any provisions of this Lease, including, but not limited to, the provisions relating to the payment of Rent, the removal of property and the repair of resultant damage, Landlord may, upon written notice to Tenant, but shall not be required to apply all or any part of the Security Deposit for the payment of any Rent or any other sum in default and Tenant shall, within 20 days of Landlord's demand therefor, restore the Security Deposit to its original amount.  Any unapplied portion of the Security Deposit shall be returned to Tenant, or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder, within 60 days following the expiration of the Lease Term.  Tenant shall not be entitled to any interest on the Security Deposit.  Tenant hereby irrevocably waives and relinquishes any and all rights, benefits, or protections, if any, Tenant now has, or in the future may have, under Section 1950.7 of the California Civil Code, any successor statute, and all other provisions of law, now or hereafter in effect, including, but not limited to, any provision of law which (i) establishes the time frame by which a landlord must refund a security deposit under a lease, or (ii) provides that a landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by a tenant which the tenant was obligated but failed to repair, or to clean the subject premises to the extent tenant was obligated but failed to do so.  Tenant acknowledges and agrees that (A) any statutory time frames for the return of a security deposit are superseded by the express period identified in this Article 21, above, and (B) rather than be so limited, Landlord may claim from the Security Deposit (i) any and all sums expressly identified in this Article 21, above, and (ii) any additional sums reasonably necessary to compensate Landlord for any and all losses or damages caused by Tenant's default of this Lease, including, but not limited to, all damages or rent due upon termination of this Lease pursuant to Section 1951.2 of the California Civil Code.

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ARTICLE 22 - DEVELOPMENT OF THE PROJECT

22.1Location of Entranceway for Other Tenants. Landlord is currently marketing the remaining space in the Building (the “Other Space”) for lease by one or more third party tenant(s) (the “Other Users”). During such process, Landlord shall use good faith efforts to have such Other Users agree to access the Other Space via an entryway (the “Other Entrance”) located on the side of the Building, rather than facing Tasman Drive. Such efforts shall include, but not be limited to, engaging Landlord’s architect to prepare a rendering showing the Other Entrance on the side of the Building, which shall be prepared no later than 15 business days after the Lease is signed, and thereafter marketing such space with such rendering, including preparing and distributing marketing brochures with such rendering. If the City of San Jose will not approve the construction of the Other Entrance on the side of the Building, or if by January 31, 2018, (i) such location of the Other Entrance is unacceptable to any of the Other Users, (ii) such location of the Other Entrance does not in Landlord’s reasonable opinion generate a fair market rent or (iii) Landlord has not received a letter of intent from qualified Other Users to lease the Other Space, then Landlord may instead locate and construct the Other Entrance on that portion of the Building facing Tasman Drive. If the Other Entrance is installed so that it faces Tasman Drive, (i) the Other Entrance shall have double entry doors and a small canopy with an address on the canopy, (ii) signage for the benefit of the Other Users that is attached to the outside of the Building shall be available only on the double entry doors (in addition to such Other User’s pro rata share of space on the Monument Sign, discussed in Article 23 below) and (iii) the scope and identity of the Other Entrance shall be generally in conformance with the conceptual plan Landlord provided to Tenant on August 7, 2017. In no event will other tenants enter their space by using the Lobby of Tenant.

22.2Project or Building Name, Address and Signage.  Landlord shall have the right at any time to change the name and/or address of the Project or Building and, subject to Article 23, to install, affix and maintain any and all signs on the exterior and on the interior of the Project or Building as Landlord may, in Landlord's sole discretion, desire. If Landlord voluntarily changes the address of the Premises at any time, Landlord will be responsible for all of Tenant’s reasonable direct costs resulting from such address change, including but not limited to Tenant’s reasonable direct cost to replace its existing supply of stationary, forms, checks and business cards that contain the obsolete address. Tenant shall not use the name of the Project or Building or use pictures or illustrations of the Project or Building in advertising or other publicity or for any purpose other than as the address of the business to be conducted by Tenant in the Premises, without the prior written consent of Landlord.

22.3Building Renovations.  Other than as noted in the Work Letter, Landlord has no obligation, and has made no promises, to alter, remodel, improve, renovate, repair or decorate the Premises, Building, or any part thereof. No representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant except as specifically set forth herein or in the Work Letter. Further, after Landlord constructs the Tenant Improvements and during the Lease Term, Landlord may further renovate, improve, alter, or modify the Project and/or the Building (collectively, the "Renovations"). In such event, Landlord shall use commercially reasonable efforts to complete any Renovations in a manner which does not materially, adversely affect Tenant's use of or access to the Premises. Notwithstanding the foregoing, Tenant hereby agrees that such Renovations shall in no way entitle Tenant to any abatement of Rent or other remedies, except as otherwise expressly provided in this Lease. Landlord shall have no responsibility and shall not be liable to Tenant for any injury to or interference with Tenant's business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant's personal property or improvements resulting from the Renovations, or for minor inconvenience or annoyance occasioned by such Renovations, except as expressly provided in this Lease.

22.4No Air Rights.  No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease.  If at any time any windows of the Premises are temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the  Project, the same shall be without liability to Landlord and without any reduction or diminution of Tenant's obligations under this Lease.

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22.5Subdivision.  Landlord reserves the right to further subdivide all or a portion of the Project, provided that Tenant's ability to access and use the Premises are not affected thereby.  Tenant agrees to execute and deliver, upon demand by Landlord and in the form requested by Landlord, any additional documents needed to conform this Lease to the circumstances resulting from such subdivision. Landlord represents that it has no current plans to subdivide.

22.6The Other Improvements.  If portions of the Project or property adjacent to the Project (collectively, the "Other Improvements") are owned by an entity other than Landlord, Landlord, at its option, may enter into an agreement with the owner or owners of any or all of the Other Improvements to provide (i) for reciprocal rights of access and/or use of the Project and the Other Improvements, (ii) for the common management, operation, maintenance, improvement and/or repair of all or any portion of the Project and the Other Improvements, (iii) for the allocation of a portion of the Direct Expenses to the Other Improvements and the operating expenses and taxes for the Other Improvements to the Project, and (iv) for the use or improvement of the Other Improvements and/or the Project in connection with the improvement, construction, and/or excavation of the Other Improvements and/or the Project, in each case, provided that Tenant's ability to access and use the Premises is not affected thereby.  Nothing contained herein shall be deemed or construed to limit or otherwise affect Landlord's right to convey all or any portion of the Project or any other of Landlord's rights described in this Lease.

22.7 Construction of Project and Other Improvements.  Tenant acknowledges that portions of the Project and/or the Other Improvements may be subject to demolition or construction following Tenant's occupancy of the Premises, and that such construction may result in commercially reasonable levels of noise, dust, obstruction of access, etc. which are in excess of that present in a fully constructed project.  Except as expressly set forth in this Lease, Tenant hereby waives any and all rent offsets which may arise in connection with such demolition or construction.

ARTICLE 23 - SIGNS

23.1First Floor Interior Signage. Tenant's initial identifying signage on the first floor of the Premises shall be provided by Landlord, at Landlord's cost, and shall comply with Landlord's then-current Building standard signage program.

23.2Second Floor Interior Signage.  Subject to Landlord's prior written approval, in its reasonable discretion, and provided all signs are in keeping with the quality, design and style of the Building and Project, Tenant, at its sole cost and expense, may install identification signage anywhere in the second floor of the Premises, including in the second floor elevator lobby, provided that such signs must not be visible from the exterior of the Building.

23.3Outside Building Signage; Exclusivity. Subject to all the provisions in this Section 23, Tenant, at its sole cost and expense, may install a prominent exterior building-mounted sign at a mutually approved location on the upper exterior of the outside of the Building (“Building Top Signage”). Size and specifications of the Building Top Signage shall be according to Tenant’s reasonable preference, not to exceed to the maximum signage allowable by applicable laws, including the right for such signage to be lighted. Landlord shall not charge any additional fee to Tenant for its right to have the signage. As long as Original Tenant occupies any portion of the Premises, (i) Original Tenant shall have exclusive rights to Building Top Signage and (ii) no other tenant shall be permitted to install Building Top Signage on the Building. Per Section 22.1 above, any Other Users’ signage on that portion of the Building facing Tasman Drive shall be limited to a location on future double entry doors only.

23.4Monument Signage. Subject to all the provisions in this Section 23, Tenant, at its sole cost and expense, shall have the non-exclusive right to install a sign ("Tenant’s Monument Signage") on the existing ground level monument sign outside of the Building (the “Monument Sign”). Tenant’s Monument Signage may

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occupy as much as 80% of the Monument Sign; provided, however, Tenant’s Monument Signage must be configured to reasonably accommodate the name of other Building tenants on the Monument Sign.

23.5Prohibited Signage and Other Items.  Any signs, notices, logos, pictures, names or advertisements which are installed and that have not been separately approved by Landlord may be removed by Landlord at the sole expense of Tenant, after consulting with Tenant.  Tenant may not install any signs on the exterior of the Building or the Common Areas without Landlord's approval (which may be withheld in Landlord's sole discretion), except as provided in Sections 23.3 and 23.4  Any signs, window coverings, or blinds, or other items visible from the exterior of the Premises or Building, shall be subject to the prior approval of Landlord, in its reasonable discretion.

23.6Tenant Signage Specifications and Permits.  All of the Tenant’s signs described above (“Tenant Signage”) shall set forth Tenant's name or logo as determined by Tenant; provided, however, in no event shall the Tenant Signage include an "Objectionable Name or Logo," as that term is defined in Section 23.6.1 of this Lease.  The graphics, materials, color, design, lettering, lighting, size, illumination, specifications and exact location of all of the Tenant Signage (collectively, the "Sign Specifications") shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, and shall be consistent and compatible with both Tenant’s corporate standards and the quality, design, style and nature of the Project and the exterior Building signage of other tenants of the Building.  In addition, the Tenant Signage shall be subject to Tenant's receipt of all required governmental permits and approvals and shall be subject to all Applicable Law and to any covenants, conditions and restrictions affecting the Project.  Landlord shall use commercially reasonable efforts to assist Tenant in obtaining all necessary governmental permits and approvals for the Tenant Signage.  Tenant hereby acknowledges that, notwithstanding Landlord's approval of the Tenant Signage, Landlord has made no representation or warranty to Tenant with respect to the probability of obtaining all necessary governmental approvals and permits for the Tenant Signage. Tenant does not receive the necessary governmental approvals and permits for the Tenant Signage, Tenant's and Landlord's rights and obligations under the remaining provisions of this Lease shall be unaffected.

23.6.1Objectionable Name or Logo.  In no event shall the Tenant Signage (or any signage provided to Tenant pursuant to this Article 23) include, identify or otherwise refer to a name and/or logo which relates to an entity which is of a character or reputation, or is associated with a political faction or orientation, which is inconsistent with the quality of the Project, or which would otherwise reasonably offend a landlord of a comparable Building (an "Objectionable Name or Logo").

23.6.2Cost and Maintenance of Tenant Signage.  The costs of Tenant Signage, including the installation, design, construction, and any and all other costs associated with the Tenant Signage, including, without limitation, utility charges and hook-up fees, permits, and maintenance and repairs, shall be the sole responsibility of Tenant, at Tenant's sole cost and expense (expressly excluding any costs related to the underlying Monument Sign for the Building, which costs may be included in Operating Expenses).  Should the Tenant Signage require repairs and/or maintenance, as determined in Landlord's reasonable judgment, Landlord shall, after providing 10 business days’ written notice to Tenant, cause such repairs and/or maintenance to be performed, and Tenant shall pay Landlord, within 30 days after Landlord's demand therefor, the cost of the same as Additional Rent (expressly excluding any costs related to the underlying Monument Sign for the Building, which costs may be included in Operating Expenses).  Upon the expiration or earlier termination of this Lease (or within 30 days following Tenant's receipt of written notice from Landlord that Tenant's rights to such Tenant Signage have terminated as a result of an Event of Default under this Lease), Tenant shall, at Tenant's sole cost and expense, cause the Tenant Signage to be removed and shall cause the area in which such the Tenant Signage was located to be restored to the condition existing immediately prior to the installation of such Tenant Signage, reasonable wear and tear excepted.  If Tenant fails to timely remove such Tenant Signage or to restore the areas in which such Tenant Signage was located, as provided in the immediately preceding sentence, then Landlord may perform such work, and all costs incurred by Landlord in so performing shall be reimbursed by Tenant to Landlord within 30 days after Tenant's receipt of an invoice therefor.  The terms of this Section shall survive the expiration or earlier termination of this Lease.

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ARTICLE 24 - COMPLIANCE WITH LAW

24.1Applicable Laws. Tenant shall not do anything or suffer anything to be done in or about the Premises or the Project which will in any way conflict with any state, federal or local law, statute, ordinance or other governmental rule, regulation or requirement, including but not limited to those relating to occupational, health or safety standards (collectively, "Applicable Laws") now in force or which may hereafter be enacted or promulgated.  At its sole cost and expense, Tenant shall promptly comply with all such Applicable Laws, but only to the extent such obligations (including any obligation to make improvements and alterations thereto) are triggered by Tenant’s use of the Premises, Alterations made by Tenant to the Premises or are required to comply with any Applicable Laws which are first enacted or enforced on or after the Lease Commencement Date (collectively, "Tenant's Legal Compliance Obligations"). Landlord shall comply with all Applicable Laws relating to the Base Building and the Common Areas, including making any improvements and alterations that are required to comply with Applicable Laws, provided that compliance with such Applicable Laws is not part of Tenant’s Legal Compliance Obligations, and provided further that Landlord's failure to comply therewith would prohibit Tenant from obtaining or maintaining a certificate of occupancy for the Premises, or would materially affect the safety of Tenant's employees or invitees or create a material health hazard for Tenant's employees or invitees, or would otherwise materially and adversely affect Tenant's or its employees’ or invitees’ use of, access to or quiet enjoyment of the Premises, or would subject Tenant to any liability therefor. Landlord shall be permitted to include in Operating Expenses any costs or expenses incurred by Landlord under this Article 24.  The judgment of any court of competent jurisdiction regardless of whether Landlord is a party thereto, that Tenant has violated any of any Applicable Laws, shall be conclusive of that fact as between Landlord and Tenant.

24.2CASp Inspection. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Premises have not undergone inspection by a Certified Access Specialist (CASp). As required by Section 1938(e) of the California Civil Code, Landlord hereby states as follows: "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law.  Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant.  The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises."  In furtherance of the foregoing, Landlord and Tenant hereby agree as follows:  (a) any CASp inspection requested by Tenant shall be conducted, at Tenant's sole cost and expense, by a CASp designated by Landlord and reasonably approved by Tenant; (b) with respect to Tenant's Legal Compliance Obligations, Tenant, at its cost, is responsible for making repairs within the Premises to correct violations of construction-related accessibility standards; and, if pursuant to Tenant's Legal Compliance Obligations, Tenant is required to make repairs to the Building (outside the Premises) to correct violations of construction-related accessibility standards, then Tenant shall, at Landlord's option, either perform such repairs at Tenant's sole cost and expense or reimburse Landlord upon demand, as Additional Rent, for the cost to Landlord of performing such repairs; (c) if Tenant requests any CASp inspection, Tenant shall be solely responsible for all costs to correct violations of construction-related accessibility standards and (d) to the extent clauses (b) and (c) are inapplicable, Landlord is responsible for making all repairs to the Original Improvements, the Base Building and the Common Areas to correct violations of construction-related accessibility standards, which costs are reimbursable as Operating Expenses.

ARTICLE 25 - LATE CHARGES

If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord's designee within five days after written notice from Landlord to Tenant that said amount was not paid when due, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of the overdue amount; provided, however, if Tenant has previously received one or more notices from Landlord during the immediately

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preceding 12 month period stating that Tenant failed to pay any Rent or any other sum required to be paid by Tenant under this Lease when due, then Landlord shall not be required to deliver a notice to Tenant, and a late charge shall immediately and automatically become payable to Landlord upon any failure by Tenant to pay any Rent or any other sum required to be paid under the Lease within five days after the date due. The late charge, plus any reasonable attorneys' fees incurred by Landlord by reason of Tenant's failure to pay Rent and/or other charges when due hereunder, shall be deemed Additional Rent, and the right to require it shall be in addition to all of Landlord's other rights and remedies hereunder or at law, and shall not be construed as liquidated damages or as limiting Landlord's remedies in any manner.  In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid within 30 days after the date they are due shall bear interest from the date when due until paid at a rate of 10 percent per annum.

ARTICLE 26 - LANDLORD'S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT

26.1Landlord's Cure.  All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant's sole cost and expense and without any reduction of Rent, except to the extent, if any, otherwise expressly provided herein.  If Tenant shall fail to perform any obligation under this Lease, and such failure shall continue in excess of the time allowed under the applicable provision in Section 19.1, above, Landlord may, but shall not be obligated to, make any such payment or perform any such act on Tenant's part without waiving its rights based upon any default of Tenant and without releasing Tenant from any obligations hereunder.

26.2Tenant's Reimbursement.  Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord, within 30 days after delivery by Landlord to Tenant of statements therefor:  (i) sums equal to expenditures reasonably made and obligations reasonably incurred by Landlord in connection with the remedying by Landlord of Tenant's defaults pursuant to the provisions of Section 26.1; (ii) sums equal to all insurance premium expenses referred to in Article 10 of this Lease; and (iii) sums equal to all expenditures reasonably made and obligations reasonably incurred by Landlord in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all reasonable legal fees and other amounts so expended.  Tenant's obligations under this Section 26.2 shall survive the expiration or sooner termination of the Lease Term.

ARTICLE 27 - ENTRY BY LANDLORD

Landlord reserves the right at all reasonable times and upon Advance Written Notice to Tenant (except in the case of an emergency, in which case no advance notice is required) to enter the Premises to (i) inspect them; (ii) show the Premises to prospective purchasers, or to current or prospective mortgagees, ground or underlying lessors or insurers or, during the last 18 months of the Lease Term, to prospective tenants; (iii) post notices of nonresponsibility; or (iv) alter, improve or repair the Premises or the Building, or for structural alterations, repairs or improvements to the Building or the Building's systems and equipment. The phrase “Advance Written Notice” means (i) 24 hours’ notice if the persons entering the Premises are limited to the Landlord, its employees, agents, and/or maintenance or repair persons and (ii) three business days if any other third party will be entering the Premises, whether or not accompanied by Landlord. Notwithstanding anything to the contrary contained in this Article 27, Landlord may enter the Premises at any time to (A) perform services required of Landlord; (B) take possession following an Event of Default by Tenant under this Lease in the manner provided herein; and (C) perform any covenants of Tenant which Tenant fails to perform in the manner provided herein.  Except with respect to clause (B), above, Landlord shall use commercially reasonable efforts to minimize interference with the conduct of Tenant's business in connection with such entries into the Premises. Landlord may make any such entries without the abatement of Rent, except as otherwise expressly provided in this Lease, and may take such reasonable steps as required to accomplish the stated purposes.  Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant's business, and/or lost profits occasioned thereby, provided that the foregoing shall not limit Landlord's liability for personal injury and property damage to the extent arising out of or resulting from a Landlord Party’s negligence (as limited by the provisions in Section 10.5 above) or willful misconduct. Provided that Landlord employs

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commercially reasonable efforts to minimize interference with the conduct of Tenant's business in connection with entries into the Premises, Tenant hereby waives any claims for any loss of occupancy or quiet enjoyment of the Premises in connection with such entries. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant's vaults, safes and special security areas designated in advance by Tenant.  In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises.  Any entry into the Premises by Landlord for the purposes and in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises.  No provision of this Lease shall be construed as obligating Landlord to perform any repairs, alterations or decorations except as otherwise expressly agreed to be performed by Landlord in this Lease.

ARTICLE 28 - TENANT PARKING

28.1Parking Rights. Tenant shall have the right, but not the obligation, to use, commencing on the Lease Commencement Date, the amount of parking set forth in Section 7 of the Summary, on a monthly basis throughout the Lease Term, all of which parking shall pertain to the Project parking areas, at no cost during the initial Lease Term or any Extension Period. Tenant shall be responsible for the full amount of any taxes imposed by any governmental authority in connection with the use of the parking areas by Tenant.  Tenant's continued right to use the parking is conditioned upon Tenant abiding by all rules and regulations which are prescribed from time to time and are reasonable for the orderly operation and use of the parking areas where the parking is located (including any sticker or other identification system that may be established by Landlord, and the prohibition of vehicle repair and maintenance activities in the Project's parking areas, although Tenant shall have the non-exclusive right to use of a portion of the parking area designated by Landlord for periodic car detailing and car wash services on terms reasonably approved by Landlord), Tenant's cooperation in seeing that Tenant's employees and visitors also comply with such rules and regulations.  Tenant's use of the Project parking areas shall be at Tenant's sole risk, and Tenant acknowledges and agrees that Landlord shall have no liability whatsoever for damage to the vehicles of Tenant, its employees and/or visitors, or for other personal injury or property damage or theft relating to or connected with the parking rights granted herein or any of Tenant's, its employees' and/or visitors' use of the parking areas, except for personal injury or property damage to the extent arising out of or resulting from a Landlord Party’s negligence (as limited by the provisions in Section 10.5 above) or willful misconduct. Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the Project parking areas at any time and Tenant acknowledges and agrees that Landlord may within reason, without incurring any liability to Tenant and without any abatement of Rent (except as expressly otherwise provided in this Lease), from time to time, close-off or restrict access to the Project parking areas for purposes of permitting or facilitating any such construction, alteration or improvements, except that in no case shall any temporary pro rata reduction in Tenant’s share of parking exceed the pro rata reduction of parking for the other tenant(s) of the Building. Landlord may institute parking controls, a parking validation system and/or a valet and/or a valet assist program at any time. Tenant may also institute parking controls at Tenant’s cost, subject to Landlord’s advance written approval, which shall not be unreasonably withheld. The parking provided to Tenant is solely for use by Tenant's own personnel in connection with this Lease, and such rights may not be transferred, assigned, subleased or otherwise alienated by Tenant, except in the case of Permitted Transfers or a Landlord-approved subtenant. The right to use the parking areas within the Project are exclusive to (i) Tenant and other tenants of the Project, (ii) each of their employees and visitors and (iii) Landlord and its agents, employees, visitors and contractors.

28.2Transportation Management.  Tenant shall fully comply with all present or future governmentally required programs intended to manage parking, transportation or traffic in and around the Building.

ARTICLE 29 - MISCELLANEOUS PROVISIONS

29.1Terms; Captions.  The words "Landlord" and "Tenant" as used herein shall include the plural as well as the singular.  The necessary grammatical changes required to make the provisions hereof apply either

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to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed.  The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

29.2Binding Effect.  Subject to all other provisions of this Lease, each of the covenants, conditions and provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective heirs, personal representatives, successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.

29.3Modification of Lease.  Should any current or prospective mortgagee or ground lessor for the Building or Project require a modification of this Lease, which modification will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are reasonably required therefor and to deliver the same to Landlord within ten days following a request therefor.  At the request of Landlord or any mortgagee or ground lessor, Tenant agrees to execute a memorandum of Lease and deliver the requesting party within ten days following the request therefor.

29.4Transfer of Landlord's Interest.  Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Project or Building and in this Lease, and Tenant agrees that in the event of any such transfer, Landlord shall automatically be released from all liability under this Lease and Tenant agrees to look solely to such transferee for the performance of Landlord's obligations hereunder after the date of transfer, and Tenant shall attorn to such transferee.

29.5Prohibition Against Recording.  Except as provided in Section 29.3 of this Lease, neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant.

29.6Landlord's Title.  Landlord's title is and always shall be paramount to the title of Tenant.  Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.

29.7Relationship of Parties.  Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant.

29.8Application of Payments.  Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant's designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.

29.9Time of Essence.  Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

29.10Partial Invalidity.  If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

29.11No Warranty.  In executing and delivering this Lease, Tenant has not relied on any representations, including, but not limited to, any representation as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same

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services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the exhibits attached hereto.

29.12Landlord Exculpation.  The liability of Landlord and the Landlord Parties to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord's operation, management, leasing, repair, renovation, alteration or any other matter relating to the Project or the Premises shall be limited solely and exclusively to an amount which is equal to the interest of Landlord in the Project. Neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant.  The limitations of liability contained in this Section shall inure to the benefit of Landlord's and the Landlord Parties' present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns.  Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord's obligations under this Lease. Notwithstanding any contrary provision herein, neither Landlord nor the Landlord Parties shall be liable under any circumstances for injury or damage to, or interference with, Tenant's business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity or loss of goodwill, in each case, however occurring.

29.13Right to Lease.  Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building or Project.  Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building or Project.

29.14Force Majeure.  Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, acts of war, terrorist acts, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform (collectively, a "Force Majeure"), notwithstanding anything to the contrary in other Sections of this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party's performance caused by a Force Majeure. Notwithstanding the foregoing, Tenant’s obligation to pay Rent and other charges under this Lease are not subject to Force Majeure.

29.15Notices.  All notices, demands, statements, designations, approvals or other communications (collectively, "Notices") given or required to be given by either party to the other hereunder or by law shall be in writing, shall be delivered by email and also (A) sent by United States certified or registered mail, postage prepaid, return receipt requested ("Mail"), (B) delivered by a nationally recognized overnight courier, or (C) delivered personally.  Any Notice shall be sent, transmitted, or delivered, as the case may be, to Tenant at the appropriate address set forth in Section 9 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord, or to Landlord at the addresses set forth below, or to such other places as Landlord may from time to time designate in a Notice to Tenant.  Any Notice will be deemed given (i) three (3) business days after the date it is posted if sent by Mail, (ii) the date the overnight courier delivery is made, or (iii) the date personal delivery is made.  As of the date of this Lease, any Notices to Landlord must be sent, transmitted, or delivered, as the case may be, to the following addresses:

Century Urban Tasman, LLC
Attention: Bryant Sparkman
235 Montgomery Street, Suite 1042
San Francisco, CA 94104

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             and

Paul Erickson, Trustee
H.C. and R.C. Merritt Trust
3501 California Street, Suite 200
San Francisco, CA 94118

29.16Joint and Several.  If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.

29.17Attorneys' Fees.  If either Landlord or Tenant should bring suit for the possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provision of this Lease or for any other relief against the other, then all costs and expenses, including reasonable attorneys' fees, incurred by the prevailing party therein shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment.

29.18Governing Law; Venue.  This Lease shall be construed and enforced in accordance with the laws of the State of California.  In any action or proceeding arising out of this Lease, Landlord and Tenant hereby consent to (i) the jurisdiction of any competent court within the counties of Santa Clara or San Francisco, and (ii) service of process by any means authorized by California law.

29.19Submission of Lease.  Submission of this instrument for examination or signature by Tenant does not constitute a reservation of, option for or option to lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

29.20Brokers.  Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 10 of the Summary (the "Brokers"), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease.  Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party. Landlord shall pay any commission owed to the Brokers pursuant to the terms of a separate written agreement.  The terms of this Section 29.20 shall survive the expiration or earlier termination of the Lease Term.

29.21Independent Covenants.  This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent, and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord's expense or to any setoff of the Rent or other amounts owing hereunder against Landlord under this Lease, except as expressly set forth in this Lease to the contrary.

29.22Confidentiality.  Tenant acknowledges that the content of this Lease and any related documents, specifically including the Rent and economic terms herein, are strictly confidential information.  Tenant shall keep such information strictly confidential and shall not disclose such confidential information to any person or entity, other than Tenant's financial, legal, and space planning consultants and prospective assignees.

29.23No Violation.  Tenant hereby covenants that neither its execution of nor performance under this Lease shall cause Tenant to be in violation of any agreement, instrument, contract, law, rule or regulation

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by which Tenant is bound, and Tenant shall protect, defend, indemnify and hold Landlord harmless against any claims, demands, losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys' fees and costs, arising from Tenant's breach of this warranty and representation.  Landlord hereby covenants that neither its execution of nor performance under this Lease shall cause Landlord to be in violation of any agreement, instrument, contract, law, rule or regulation by which Landlord is bound, and Landlord shall protect, defend, indemnify and hold Tenant harmless against any claims, demands, losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys' fees and costs, arising from Landlord's breach of this warranty and representation.

29.24Authority. If Tenant is a corporation, trust or partnership, Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in the State of California and that each individual executing this Lease on behalf of Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so.  In such event, Tenant shall, within ten days after execution of this Lease, deliver to Landlord satisfactory evidence of such authority and, if a corporation, upon demand by Landlord, also deliver to Landlord satisfactory evidence of (i) good standing in Tenant's state of incorporation and (ii) qualification to do business in the State of California.  Landlord hereby represents and warrants that each Landlord is a duly formed and existing entity qualified to do business in the State of California and that each individual executing this Lease on behalf of each Landlord has full right and authority to execute and deliver this Lease and that each person signing on behalf of Landlord is authorized to do so.

29.25Entire Agreement.  There are no oral agreements between the parties hereto affecting this Lease. This Lease constitutes the parties' entire agreement with respect to the leasing of the Premises, and it supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease.  None of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto.

29.26Counterparts.  This Lease may be executed in counterparts with the same effect as if both parties hereto had executed the same document.  Both counterparts shall be construed together and shall constitute a single lease.

   -No Further Text on This Page-

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29.27Electronic Delivery. This Lease may be signed and/or transmitted by facsimile, e-mail of a .pdf document or using electronic signature technology (e.g., via DocuSign or similar electronic signature technology); such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party’s handwritten signature. To the extent a party signs this Lease using electronic signature technology, by clicking “SIGN”, such party is signing this Lease electronically. Any electronic signatures appearing on this Lease shall be treated, for purposes of validity, enforceability and admissibility, the same as handwritten signatures.

Executed in San Francisco and San Jose, California as of the date first written ~~above~~ below.

LANDLORD:

/s/ PAUL ERICKSON

PAUL ERICKSON, TRUSTEE of the H.C.

and R.C. MERRITT TRUST

CENTURY URBAN TASMAN, LLC, a California limited liability company

By:/s/ BRYANT SPARKMAN

Name:BRYANT SPARKMAN

Title:PRINCIPAL

TENANT:

AQUANTIA CORP., a Delaware corporation

Executed on December 7, 2017

By:/s/ FARAJ AALAEI

Name:FARAJ AALAEI

Title:CEO

By: /s/ MARK VOLL

Name:MARK VOLL

Title:CFO

[NOTE: Both an operational officer and a financial officer must sign on behalf of Tenant, per the provisions in Corporations Code Section 313]

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Exhibit A

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Exhibit A

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EXHIBIT B

91 EAST TASMAN

WORK LETTER

This Work Letter sets forth the terms and conditions relating to Landlord’s construction of the improvements in the Premises (the “Tenant Improvements”). Terms not otherwise defined in this Work Letter shall have the same meaning ascribed to them in the Lease.

1.PLANS AND SPECIFICATIONS.  The plans and specifications for the Tenant Improvements shall be designed in the following order: (i) Space Plan; (ii) Draft Working Drawings; (iii) Approved Working Drawings; and (iv) Construction Drawings, all as further defined below. Using Building standard materials, components and finishes, Landlord shall engage the Contractor (defined below) to construct the Tenant Improvements.

1.1Space Plan; Architect. The term "Space Plan" shall mean that certain space plan prepared by AAI Design (the "Architect"), consisting of 2 pages, and which is attached to this Work Letter as Schedule “1”, and is incorporated herein by reference. Landlord and Tenant hereby approve the Space Plan.

1.2Draft Working Drawings. Based on the Space Plan, Landlord shall cause the Architect to prepare draft working drawings (the "Draft Working Drawings"). Landlord shall retain applicable engineering consultants (the "Engineers") to prepare engineering working drawings relating to the structural, mechanical, electrical, plumbing and HVAC work of the Tenant Improvements, to the extent needed for Permits (defined below). Landlord will pay for the services of the Architect and the Engineers, except as otherwise noted in this Work Letter.

1.2.1Value Engineering. Tenant has the right to modify and/or “value engineer” the Space Plan before Landlord completes the Draft Working Drawings, as long as (i) Tenant provides its comments by December 22, 2017, time being of the essence, and (ii) Landlord’s overall expected costs relating to the Tenant Improvements do not increase over $1,940,000 (the “Budget”) as a result. If Tenant’s proposed modifications will cause the expected cost of the work to run over Budget, the parties will work together in good faith to alter or delete the modifications, so that all of Landlord’s costs are brought within Budget.

1.3Approved Working Drawings.  Following the completion of the Draft Working Drawings, Landlord shall send to Tenant via electronic mail one .pdf electronic copy of the Draft Working Drawings for Tenant’s reasonable approval.  Tenant shall approve the Draft Working Drawings within five business days of receipt by delivery of written notice thereof to Landlord. Tenant may only disapprove the Draft Working Drawings to the extent they are not a logical extension of, or they are inconsistent with, the Space Plan, in which event Tenant shall provide a reasoned explanation for such disapproval. In such event, Landlord shall redraft the Draft Working Drawings and resubmit them to Tenant for its reasonable approval, until Tenant approves them. In any event, Landlord shall have the absolute right to reject any proposed changes or modifications proposed by Tenant that, in Landlord’s reasonable opinion, (i) are inconsistent with, or not a logical extension of, the Space Plan, (ii) will increase the cost of the Tenant Improvements, (iii) will materially detract from the value of the Project or (iv) will impact the Building's structure, systems or future marketability. If Tenant does not approve or disapprove the Draft Working Drawings within five business days after receipt of any version of them, Tenant shall be deemed to have approved the Draft Working Drawings. The Draft Working Drawings as approved (or deemed approved) by Tenant are hereinafter referred to as the "Approved Working Drawings".

1.4Submittals; Permits; Construction Drawings. Landlord shall submit the Approved Working Drawings to the City of San Jose for all applicable building and other permits (collectively, the

EXHIBIT B -1-

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"Permits") necessary to allow the Contractor to complete the construction of the Tenant Improvements. The Approved Working Drawings, once approved and permitted by the City of San Jose, shall be known as the "Construction Drawings." Landlord shall cause the Tenant Improvements to comply with all required ADA and Title 24 upgrades required by the City at the time the Permits are issued. Landlord shall have no obligation to expend funds in excess of the Budget to install the Tenant Improvements; rather, the parties shall work together to value engineer the Project to bring it within the Budget. If any code-related upgrades for outside of the Premises are triggered by permitting the Project, funds for making those upgrades shall be allocated from the Budget. Furthermore, if permitting the Project triggers code-related upgrades not originally budgeted by Landlord, and therefore the total Project cost exceeds the Budget, Landlord shall work with Tenant to value engineer the Construction Drawings so that the Project remains within Budget. Alternately, Tenant may elect to use all or a portion of the Additional Tenant Improvement Allowance (defined in Section 2.4 below to pay for all costs of the work in excess of the Budget).

1.5Cooperation. Immediately upon the full execution and delivery of this Lease, Tenant shall cooperate in good faith with the Architect and Engineers to supply the necessary information, if any, required to allow such parties to readily complete all plans and specifications for the Tenant Improvements, including the Draft Working Drawings, Approved Working Drawings, and Construction Drawings.

1.6No Changes. Once Approved Working Drawings exist, Tenant shall make no requested changes, additions or modifications to the Tenant Improvements or the Approved Working Drawings, or require the installation of any "Non-Conforming Tenant Improvements," as defined in Section 3, below, without the prior written consent of Landlord, which consent shall not be unreasonably withheld; provided, however, notwithstanding the foregoing, Landlord may withhold its consent in Landlord's sole discretion if such change or modification would directly or indirectly delay the Substantial Completion of the Tenant Improvements beyond June 1, 2018 (unless Tenant accepts in writing that such change or modification shall be deemed a Tenant Delay, as defined below).

2.COST OF TENANT IMPROVEMENTS; ALLOWANCES.

2.1In General. Landlord shall install the Tenant Improvements shown on the Construction Drawings, at its cost, except as otherwise noted in this Work Letter.

2.2FF&E Allowance. Tenant shall be entitled to a one-time FF&E allowance in an amount not to exceed Three Hundred Thirty Four Thousand Seven Hundred and Fifteen Dollars ($334,715.00) (the “FF&E Allowance”), for the following items only: (i) furniture, fixtures and equipment actually installed by Tenant in the Premises or the Project; and (ii) Tenant’s out of pocket costs paid to others for moving furniture, fixtures and equipment into the Premises. Landlord shall disburse the FF&E Allowance to Tenant in accordance with Landlord’s reasonable standard disbursement procedures, within 30 days following Landlord’s receipt of all of the following (collectively, the “FF&E Documentation”): (a) Tenant’s request for payment, showing the work completed or expense incurred, and the amount requested; (b) paid invoices and proof of payment for all requested sums for which the FF&E Allowance is to be disbursed; (c) signed permits (if applicable) for any portion of the FF&E installed which requires a permit and for which Tenant is seeking reimbursement; and (d) properly executed unconditional lien releases in compliance with Applicable Laws, if applicable. However, Landlord shall only be obligated to disburse the FF&E Allowance if Landlord receives the FF&E Documentation by not later than the 180th day after the Lease Commencement Date, time being of the essence.

2.3Tenant Improvement Allowance. Tenant shall be entitled to a one-time improvement allowance in an amount not to exceed Two Hundred Thousand Dollars ($200,000.00) (the “Tenant Improvement Allowance”), for the following items only, each of which shall be constructed by Landlord: (i) creation of exterior patio/seating area off of the main first floor break room of the Premises, to maximize employees’ indoor/outdoor amenities; (ii) construction of two additional showers in the locker room (for a total of four total showers); and (iii) the second floor bathroom expansion. These items are shown on the Space Plan, but their cost is subject to the provisions in this paragraph. If Landlord’s overall cost to install these items exceeds

EXHIBIT B -2-

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the Tenant Improvement Allowance, Tenant shall either (i) pay the excess to Landlord within 30 days of demand or (ii) use funds from the Additional Tenant Improvement Allowance (defined below) or from Tenant’s own funds to pay for such costs.

2.4Additional Tenant Improvement Allowance; Increased Base Rent. Tenant shall be entitled, pursuant to a written notice delivered to Landlord by email by not later than December 20, 2017, time being of the essence, to a one-time improvement allowance (the "Additional Tenant Improvement Allowance") in an amount not to exceed Four Hundred Thousand Dollars ($400,000.00) for additional tenant improvements selected by Tenant and approved by Landlord, each of which shall be constructed by Landlord within the Premises. If Tenant exercises its right to use all or any portion of the Additional Tenant Improvement Allowance, then the monthly Base Rent for the Premises shall be increased during each month of the Lease Term by an amount equal to the Additional Monthly Base Rent (defined below), to repay such Additional Tenant Improvement Allowance to Landlord. The "Additional Monthly Base Rent" shall be calculated as follows: the Additional Tenant Improvement Allowance actually expended by Landlord shall be amortized over the Lease Term using an 8.5% annual interest rate. For example, if the Additional Tenant Improvement Allowance is $200,000, then the Base Rent shall be increased by $3,555.68 per month for each month of the Lease Term, commencing on the Lease Commencement Date, as shown by the calculations on Schedule “2” attached hereto. The rent abatement provisions in the Lease shall not apply to the Additional Monthly Base Rent.

2.4.1Additional Allowance Amendment. Landlord shall determine the final amount of the Additional Monthly Base Rent and promptly thereafter the parties shall execute an amendment (the "Additional Allowance Amendment") to this Lease setting forth the new amount of Base Rent for the Premises. The additional amount of monthly Base Rent owing for the first full month of the Lease Term shall be paid by Tenant to Landlord at the time of Tenant's execution of the Additional Allowance Amendment. Whether or not the parties execute the Additional Allowance Amendment, if Tenant exercises its right to use all or any portion of the Additional Tenant Improvement Allowance, the Base Rent shall be increased by the Additional Monthly Base Rent and Tenant shall be required to pay to Landlord the new amount of Base Rent for the Premises as determined by Landlord in accordance with the terms of this Section.

2.5Elements of the Tenant Improvement Allowances. The Tenant Improvement Allowance (and Additional Tenant Improvement Allowance, as applicable)  shall include the following items and costs:

2.5.1Payment of the fees of the Architect and the Engineers relating to such additional work;

2.5.2Payment to Landlord of a supervision fee in the sum of 4% of the Tenant Improvement Allowance and the Additional Tenant Improvement Allowance used by Tenant;

2.5.3The cost of any further changes in the Base Building;

2.5.4The cost of any changes to the Approved Working Drawings, Construction Drawings or Tenant Improvements required by all applicable building codes;

2.5.5Zeroscaping in the front of the Building; and

2.5.6Repainting the Building a mutually acceptable color.

2.6Excess Amounts. Notwithstanding anything in this Work Letter to the Contrary, if the Tenant Improvement Allowance, Additional Tenant Improvement Allowance or FF&E Allowance are not fully utilized by Tenant by the 180th day after the Lease Commencement Date, then such unused amounts shall revert to Landlord and Tenant shall have no further rights with respect thereto.

EXHIBIT B -3-

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3.OTHER TENANT IMPROVEMENTS. Tenant shall be responsible for the cost of any items not identified on the Space Plan, Approved Working Drawings, Construction Drawings, and/or any items requiring other than Building-standard materials, components or finishes (collectively, the "Non-Conforming Tenant Improvements"), to the extent such costs are not covered by the various allowances in Sections 2.2 through 2.4 above. In connection therewith, any costs (which costs shall include a coordination fee in consideration for Landlord's supervision of the same) which arise in connection with any such Non-Conforming Tenant Improvements shall be paid by Tenant to Landlord in cash, in advance, upon Landlord's request.  Any such amounts required to be paid by Tenant shall be disbursed by Landlord prior to any Landlord-provided funds for the costs of construction of the Tenant Improvements.

3.1Example; Change Orders. For example, if Tenant requests any change, addition or alteration in or to the Space Plan, Approved Working Drawings or Construction Documents (each, a “Tenant Change Order”), the requested change in the Tenant Change Order shall be considered Non-Conforming Tenant Improvements. If Landlord believes such Tenant Change Order (i) is reasonable, (ii) will not materially detract from the value of the Project and (iii) will not impact the Building's structure, systems or future marketability, Landlord shall cause the Architect to prepare additional plans implementing such Tenant Change Order. Tenant shall pay the Architect’s cost of preparing such additional plans within ten days after receipt of Landlord’s invoice therefor. As soon as practicable after the completion of such additional plans, Landlord shall notify Tenant of the estimated cost of the applicable Tenant Change Order (the “Change Cost”). Within three business days after receipt of the Change Cost, Tenant shall notify Landlord in writing whether Tenant approves the Change Cost.  If Tenant fails to approve the Change Cost within such three-business day period, Landlord shall not perform the requested work, and construction of the Tenant Improvements shall proceed as provided in accordance with the Construction Documents. If Tenant approves the Change Cost, Landlord shall proceed with the Tenant Change Order, at Tenant’s expense. Tenant pay for the Change Cost by remitting a payment of fifty percent (50)% of the Change Cost to Landlord before Landlord proceeds with the Tenant Change Order. Tenant shall pay twenty five percent (25%) of the Change Cost when the work is half completed, and the remaining twenty five percent (25%) upon completion of the change.

3.2Example; EV Car Charging Stations. If example, Tenant may request Landlord to install EV Car Charging Stations (the “EV Stations”) in the parking area, subject to the following conditions: (i) Tenant shall recommend, and Landlord shall decide on, the number and location of EV Stations, with the understanding that Landlord shall not approve more than five EV Stations; (ii) the EV Stations shall count toward Tenant’s pro rata share of parking at the Building; (iii) Tenant shall pay for the EV Stations and all related coring and conduits, before they are installed, as a Non-Conforming Tenant Improvement; and (iv) Tenant shall be solely responsible for all electricity and other utilities costs to operate the EV Stations. The EV Stations shall be the Tenant’s property and for the exclusive use of Tenant and its employees during the term; provided, however, at the end of the Lease term the EV Stations shall automatically become the Landlord’s sole property, unless Tenant removes them by the end of the term. In such event, Tenant shall repair any damage caused by such removal and return the affected areas to standard improved condition as reasonably determined by Landlord, Tenant’s sole cost.

4.CONTRACTOR; WARRANTIES

4.1Contractor.  Toeniskoetter Commercial Construction ("Contractor"), or any other California-licensed general contractor, shall construct the Tenant Improvements pursuant to the terms of an agreement entered into by and between Landlord and Contractor.

4.2Warranties and Guaranties.  Landlord represents and warrants that when the Premises is Ready for Occupancy (defined in Section 5.1 below) and for a period of 180 days thereafter, the Building Systems serving the Premises (including HVAC, mechanical, electrical, plumbing and roof) shall be in good operating condition. Further, Landlord shall use reasonable efforts to enforce all warranties and guaranties by the Contractor relating to the Tenant Improvements.

EXHIBIT B -4-

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5.COMPLETION OF THE TENANT IMPROVEMENTS

5.1Ready for Occupancy; Substantial Completion.  The Premises shall be deemed "Ready for Occupancy" upon the Substantial Completion of the Tenant Improvements.  For purposes of this Lease, "Substantial Completion" of the Tenant Improvements shall occur upon the last of the following: (i) Landlord’s completion of construction of the Tenant Improvements in accordance with the Construction Drawings, with the exception of (a) any punch list items that do not unreasonably interfere with Tenant's ability to use the Premises for the Permitted Use, (b) any tenant fixtures, work stations, built-in furniture, or equipment that are to be installed by Tenant, (c) the generator described in Lease Section 6.6 (which is separate from the Tenant Improvements) and (d) of exterior patio/seating area off of the main first floor break room of the Premises, which may be completed post-Substantial Completion; (ii) if required, the issuance of a temporary certificate of occupancy (or its legal equivalent) for the Premises; and (iii) Tenant's confirmation that the Building Systems servicing the Premises are in proper operating condition to support Tenant's use of the Premises for the Permitted Use (provided, however, that Tenant's failure to identify any such systems as not being in proper operating condition within 15 business days of Landlord's delivery of the Premises shall constitute Tenant's approval of the same). Tenant acknowledges that the Premises will not be Ready for Occupancy on the Lease Commencement Date. Landlord shall use commercially reasonable efforts to cause the Substantial Completion of the Tenant Improvements to occur by June 1, 2018, subject to delays based on Force Majeure or Tenant Delays. If the Landlord fails to have the Premises Substantially Completed by July 15, 2018, subject to delays beyond that date caused by Force Majeure or Tenant Delays (the “Final Delivery Deadline”), the Base Rent shall be abated by one day for each three-day period between the Final Delivery Deadline and the date Landlord Substantially Completes the Premises.

5.2Punch List. Upon the Substantial Completion of the Tenant Improvements, Tenant and Landlord shall jointly conduct a walk-through of the Premises and shall jointly prepare a punch list (the "Punch List") of Tenant Improvement items needing additional work (the "Punch List Items"); provided, however, the Punch List shall be limited to items which are required by the Construction Drawings. Landlord shall use commercially reasonable efforts to cause the Punch List Items to be completed and/or corrected within the first 30 days following the preparation of the Punch List (but in no event shall Landlord be required to engage overtime labor in order to complete the Punch List Items).

5.3Delay of the Substantial Completion of the Premises. If there are delays in the Substantial Completion of the Tenant Improvements as a direct, indirect, partial, or total result of a Tenant Delay (defined in Section 5.4 below), then, Landlord shall provide written notice to Tenant setting forth the Tenant Delay, and notwithstanding anything to the contrary set forth in the Lease or this Work Letter and regardless of the actual date of the Substantial Completion of the Tenant Improvements, the Substantial Completion of the Tenant Improvements shall be deemed to be the date the Substantial Completion of the Tenant Improvements would have occurred if no Tenant Delay had occurred.

5.4Tenant Delay. A “Tenant Delay” means any of the following:

5.4.1Tenant's failure to timely approve any matter requiring Tenant's approval (provided, however, that to the extent a time period is not set forth herein, any such matter shall be approved or disapproved within three business days);

5.4.2Tenant's failure to comply with any time deadlines set forth in this Work Letter;

5.4.3A breach by Tenant of the terms of this Work Letter, or the terms of the Lease;

5.4.4A Tenant Change Order that results in a delay in the construction schedule, including Tenant's request for changes in the Tenant Improvements, the Space Plan, or, once completed, the

EXHIBIT B -5-

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Approved Working Drawings, or Tenant's request for changes which cause the Approved Working Drawings to not be a logical extension or, or consistent with, the Space Plan;

5.4.5Any Non-Conforming Tenant Improvements;

5.4.6Tenant's requirement for materials, components, finishes or improvements which are not included in, Landlord's Building standards; or

5.4.7Any failure by Tenant to timely pay any amounts due under the Lease or this Work Letter.

5.5No Tenant Delay Until After Notice and Expiration of Cure Period. Notwithstanding anything in this Work Letter to the contrary, there shall not be any Tenant Delay until after Landlord has given Tenant written notice specifying the action or inaction that Landlord contends constitutes a Tenant Delay, and Tenant fails to cure such matter within three business days after Tenant’s receipt of such notice (provided, however, that to the extent Tenant does not cure any such matter within such three-business day period, the applicable Tenant Delay shall be deemed to commence as of the date of Tenant's receipt of such notice).

6.MISCELLANEOUS

6.1Tenant's Representative.  Tenant has designated Linda Reddick as its sole representative with respect to the matters set forth in this Work Letter (whose e-mail address for the purposes of this Work Letter is Linda.Reddick@aquantia.com), who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter.

6.2Landlord's Representatives.  Landlord has designated Bryant Sparkman and Jessica Murphy as its sole representatives with respect to the matters set forth in this Work Letter (whose e-mail addresses for the purposes of this Work Letter are: bsparkman@centuryurban.com and jmurphy@centuryurban.com) who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Work Letter.

6.3Days; Automatic Approvals.  Unless otherwise indicated, all references herein to a "number of days" shall mean and refer to calendar days.

6.4Tenant's Lease Default.  Notwithstanding any provision to the contrary contained in the Lease or this Work Letter, if any default by Tenant under the Lease or this Work Letter after the expiration of any applicable notice and cure periods set forth in the Lease occurs, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to cause the cessation of construction of the Tenant Improvements until Tenant cures any such default (in which case, Tenant shall be responsible for any delay in the Substantial Completion of the Tenant Improvements and any costs occasioned thereby, as a Tenant Delay), and (ii) all other obligations of Landlord under the terms of the Lease and this Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of this Lease.

6.5Ownership. All Tenant Improvements shall be deemed Landlord's property at all times.

6.6Electronic Approvals.  Landlord and Tenant may transmit or otherwise deliver any of the approvals required under this Work Letter via electronic mail to the other party's  representative identified in Sections 6.1 and 6.2 of this Work Letter, as applicable, or by any of the other means identified in Section 29.15 of the Lease.

EXHIBIT B -6-

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SCHEDULE 1 TO EXHIBIT B

SPACE PLAN

Schedules to Exhibit B -1-

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Schedules to Exhibit B -2-

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SCHEDULE 2 TO EXHIBIT B

AMORTIZATION SCHEDULE FOR ADDITIONAL MONTHLY BASE RENT

[Example based on assumption that the Additional Tenant Improvement Allowance is $200,000]

DATE	PAYMENT	PRINCIPAL	INTEREST	TOTAL INTEREST	BALANCE
April 2018	$3,555.68	$2,139.01	$1,416.67	$1,416.67	$197,860.99
May 2018	$3,555.68	$2,154.16	$1,401.52	$2,818.18	$195,706.83
June 2018	$3,555.68	$2,169.42	$1,386.26	$4,204.44	$193,537.41
July 2018	$3,555.68	$2,184.79	$1,370.89	$5,575.33	$191,352.62
Aug. 2018	$3,555.68	$2,200.26	$1,355.41	$6,930.74	$189,152.36
Sept. 2018	$3,555.68	$2,215.85	$1,339.83	$8,270.57	$186,936.51
Oct. 2018	$3,555.68	$2,231.54	$1,324.13	$9,594.71	$184,704.97
Nov. 2018	$3,555.68	$2,247.35	$1,308.33	$10,903.03	$182,457.62
Dec. 2018	$3,555.68	$2,263.27	$1,292.41	$12,195.44	$180,194.35
Jan. 2019	$3,555.68	$2,279.30	$1,276.38	$13,471.82	$177,915.05
Feb. 2019	$3,555.68	$2,295.45	$1,260.23	$14,732.05	$175,619.60
Mar. 2019	$3,555.68	$2,311.70	$1,243.97	$15,976.02	$173,307.90

Schedules to Exhibit B -3-

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DATE	PAYMENT	PRINCIPAL	INTEREST	TOTAL INTEREST	BALANCE
April 2019	$3,555.68	$2,328.08	$1,227.60	$17,203.62	$170,979.82
May 2019	$3,555.68	$2,344.57	$1,211.11	$18,414.73	$168,635.25
June 2019	$3,555.68	$2,361.18	$1,194.50	$19,609.23	$166,274.07
July 2019	$3,555.68	$2,377.90	$1,177.77	$20,787.00	$163,896.17
Aug. 2019	$3,555.68	$2,394.75	$1,160.93	$21,947.93	$161,501.42
Sept. 2019	$3,555.68	$2,411.71	$1,143.97	$23,091.90	$159,089.72
Oct. 2019	$3,555.68	$2,428.79	$1,126.89	$24,218.79	$156,660.92
Nov. 2019	$3,555.68	$2,446.00	$1,109.68	$25,328.47	$154,214.93
Dec. 2019	$3,555.68	$2,463.32	$1,092.36	$26,420.82	$151,751.61
Jan. 2020	$3,555.68	$2,480.77	$1,074.91	$27,495.73	$149,270.84
Feb. 2020	$3,555.68	$2,498.34	$1,057.34	$28,553.07	$146,772.50
Mar. 2020	$3,555.68	$2,516.04	$1,039.64	$29,592.70	$144,256.46
April 2020	$3,555.68	$2,533.86	$1,021.82	$30,614.52	$141,722.60
May 2020	$3,555.68	$2,551.81	$1,003.87	$31,618.39	$139,170.79

Schedules to Exhibit B -4-

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DATE	PAYMENT	PRINCIPAL	INTEREST	TOTAL INTEREST	BALANCE
June 2020	$3,555.68	$2,569.88	$985.79	$32,604.18	$136,600.90
July 2020	$3,555.68	$2,588.09	$967.59	$33,571.77	$134,012.82
Aug. 2020	$3,555.68	$2,606.42	$949.26	$34,521.03	$131,406.40
Sept. 2020	$3,555.68	$2,624.88	$930.80	$35,451.82	$128,781.52
Oct. 2020	$3,555.68	$2,643.47	$912.20	$36,364.03	$126,138.04
Nov. 2020	$3,555.68	$2,662.20	$893.48	$37,257.50	$123,475.84
Dec. 2020	$3,555.68	$2,681.06	$874.62	$38,132.12	$120,794.79
Jan. 2021	$3,555.68	$2,700.05	$855.63	$38,987.75	$118,094.74
Feb. 2021	$3,555.68	$2,719.17	$836.50	$39,824.26	$115,375.57
Mar. 2021	$3,555.68	$2,738.43	$817.24	$40,641.50	$112,637.13
April 2021	$3,555.68	$2,757.83	$797.85	$41,439.35	$109,879.30
May 2021	$3,555.68	$2,777.37	$778.31	$42,217.66	$107,101.94
June 2021	$3,555.68	$2,797.04	$758.64	$42,976.30	$104,304.90
July 2021	$3,555.68	$2,816.85	$738.83	$43,715.13	$101,488.05

Schedules to Exhibit B -5-

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DATE	PAYMENT	PRINCIPAL	INTEREST	TOTAL INTEREST	BALANCE
Aug. 2021	$3,555.68	$2,836.80	$718.87	$44,434.00	$98,651.25
Sept. 2021	$3,555.68	$2,856.90	$698.78	$45,132.78	$95,794.35
Oct. 2021	$3,555.68	$2,877.13	$678.54	$45,811.32	$92,917.21
Nov. 2021	$3,555.68	$2,897.51	$658.16	$46,469.49	$90,019.70
Dec. 2021	$3,555.68	$2,918.04	$637.64	$47,107.13	$87,101.66
Jan. 2022	$3,555.68	$2,938.71	$616.97	$47,724.10	$84,162.96
Feb. 2022	$3,555.68	$2,959.52	$596.15	$48,320.25	$81,203.43
Mar. 2022	$3,555.68	$2,980.49	$575.19	$48,895.44	$78,222.95
April 2022	$3,555.68	$3,001.60	$554.08	$49,449.52	$75,221.35
May 2022	$3,555.68	$3,022.86	$532.82	$49,982.34	$72,198.49
June 2022	$3,555.68	$3,044.27	$511.41	$50,493.74	$69,154.22
July 2022	$3,555.68	$3,065.83	$489.84	$50,983.59	$66,088.39
Aug. 2022	$3,555.68	$3,087.55	$468.13	$51,451.71	$63,000.84
Sept. 2022	$3,555.68	$3,109.42	$446.26	$51,897.97	$59,891.41

Schedules to Exhibit B -6-

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DATE	PAYMENT	PRINCIPAL	INTEREST	TOTAL INTEREST	BALANCE
Oct. 2022	$3,555.68	$3,131.45	$424.23	$52,322.20	$56,759.97
Nov. 2022	$3,555.68	$3,153.63	$402.05	$52,724.25	$53,606.34
Dec. 2022	$3,555.68	$3,175.97	$379.71	$53,103.96	$50,430.38
Jan. 2023	$3,555.68	$3,198.46	$357.22	$53,461.18	$47,231.91
Feb. 2023	$3,555.68	$3,221.12	$334.56	$53,795.74	$44,010.80
Mar. 2023	$3,555.68	$3,243.93	$311.74	$54,107.48	$40,766.86
April 2023	$3,555.68	$3,266.91	$288.77	$54,396.24	$37,499.95
May 2023	$3,555.68	$3,290.05	$265.62	$54,661.87	$34,209.90
June 2023	$3,555.68	$3,313.36	$242.32	$54,904.19	$30,896.54
July 2023	$3,555.68	$3,336.83	$218.85	$55,123.04	$27,559.72
Aug. 2023	$3,555.68	$3,360.46	$195.21	$55,318.25	$24,199.25
Sept. 2023	$3,555.68	$3,384.27	$171.41	$55,489.66	$20,814.99
Oct. 2023	$3,555.68	$3,408.24	$147.44	$55,637.10	$17,406.75
Nov. 2023	$3,555.68	$3,432.38	$123.30	$55,760.40	$13,974.37

Schedules to Exhibit B -7-

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DATE	PAYMENT	PRINCIPAL	INTEREST	TOTAL INTEREST	BALANCE
Dec. 2023	$3,555.68	$3,456.69	$98.99	$55,859.39	$10,517.68
Jan. 2024	$3,555.68	$3,481.18	$74.50	$55,933.89	$7,036.50
Feb. 2024	$3,555.68	$3,505.84	$49.84	$55,983.73	$3,530.67
Mar. 2024	$3,555.68	$3,530.67	$25.01	$56,008.74	$0.00

Schedules to Exhibit B -8-

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EXHIBIT C

91 EAST TASMAN

NOTICE OF LEASE TERM DATES

[Date]

To: Aquantia Corp.

105 East Tasman Drive

San Jose, CA 95134
Attention: ___________

Re:

Lease dated as of ____________, 2017, between PAUL ERICKSON, TRUSTEE of the H.C. and R.C. MERRITT TRUST and CENTURY URBAN TASMAN, LLC, a California limited liability company (collectively, "Landlord"), and AQUANTIA CORP., a Delaware corporation (“Tenant”) concerning 91 East Tasman, Suite 100, San Jose, California 95134

Ladies and Gentlemen:

In accordance with the Lease noted above, this confirms the following:

1.	The Lease Term shall commence on or has commenced on _____________, for a term of five years [and __ days] ending on _______________.
2.	Base Rent and Tenant’s Share of Estimated Direct Expenses commenced to accrue on ____________, in the amount of $________________.
3.	Your rent checks should be made payable to _________________ at the following address: ______________.

"Landlord": CENTURY URBAN TASMAN, LLC, a California limited liability company By: Name: Its:

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AGREED AND ACCEPTED: "Tenant": AQUANTIA CORP., a Delaware corporation By: Name: Its:	Date:

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EXHIBIT D

91 EAST TASMAN

RULES AND REGULATIONS

Tenant shall faithfully observe and comply with the following Rules and Regulations.  Landlord shall not be responsible to Tenant for the nonperformance of any of said Rules and Regulations by any other tenants or occupants of the Project.  In the event of any conflict between the Rules and Regulations and the other provisions of this Lease, the latter shall control.

1.

Tenant shall not alter any lock or install any new or additional locks or bolts on any doors or windows of the Premises without obtaining Landlord's prior written consent.  Tenant shall bear the cost of any lock changes or repairs required by Tenant.  Six keys will be furnished by Landlord for the Premises, and any additional keys required by Tenant must be obtained from Landlord at a reasonable cost to be established by Landlord.  Upon the termination of this Lease, Tenant shall restore to Landlord all keys of stores, offices, and toilet rooms, either furnished to, or otherwise procured by, Tenant and in the event of the loss of keys so furnished, Tenant shall pay to Landlord the cost of replacing same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such changes.

2.	All doors opening to public corridors shall be kept closed at all times except for normal ingress and egress to the Premises.
3.

Tenant, its employees and agents must be sure that the doors to the Building are securely closed and locked when leaving the Premises if it is after the normal hours of business for the Building. Landlord and its agents shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Building or the Project during the continuance thereof by any means it deems appropriate for the safety and protection of life and property.

4.

Tenant shall ensure that deliveries of materials and supplies to the Premises are made through such entrances, elevators and corridors and at such times as may from time to time be designated by Landlord, and shall promptly pay or cause to be paid to Landlord the cost of repairing any damage in the Building caused by any person making such deliveries. Tenant shall ensure that furniture and equipment being moved into or out of the Premises is moved through such entrances, elevators and corridors and at such times as may from time to time be designated by Landlord, and by movers or a moving company approved by Landlord, and shall promptly pay or cause to be paid to Landlord the cost of repairing any damage in the Building caused thereby. Safes and other heavy objects shall, if considered necessary by Landlord, stand on supports of such thickness as is necessary to properly distribute the weight.   Landlord will not be responsible for loss of or damage to any such safe or property in any case.  Any damage to any part of the Building, its contents, occupants or visitors by moving or maintaining any such safe or other property shall be governed by the provisions of the Lease.

5.	[Deleted]
6.	Employees of Landlord shall not perform any work or do anything outside their regular duties unless under special instructions from Landlord.
7.

No sign, advertisement, notice or handbill shall be exhibited, distributed, painted or affixed by Tenant on any part of the Premises or the Building without the prior written consent of the Landlord.  Tenant shall not disturb, solicit, peddle, or canvass any occupant of the Project and shall cooperate with Landlord and its agents of Landlord to prevent same.

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8.

The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein.  The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose servants, employees, agents, visitors or licensees shall have caused same.

9.

Tenant shall not overload the floor of the Premises, deface the Premises or any part thereof without Landlord's prior written consent, except in connection with hanging normal general office art and picture frames.

10.

Except for vending machines intended for the sole use of Tenant's employees and invitees, no vending machine or machines other than fractional horsepower office machines shall be installed, maintained or operated upon the Premises without the written consent of Landlord.

11.

Tenant shall not use or keep in or on the Premises, the Building, or the Project any kerosene, gasoline or other inflammable or combustible fluid, chemical, substance or material other than normal quantities of cleaning products lab supplies and office supplies used in compliance with Applicable Laws.

12.	[Deleted].
13.

Tenant shall not use, keep or permit to be used or kept, any foul or noxious gas or substance in or on the Premises, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Project by reason of noise, odors, or vibrations, or interfere with other tenants or those having business therein, whether by the use of any musical instrument, radio, phonograph, or in any other way.  Tenant shall not throw anything out of doors, windows or skylights or down passageways.

14.	Tenant shall not bring into or keep within the Project, the Building or the Premises any animals, birds, aquariums, or, except in areas designated by Landlord, bicycles or other vehicles.
15.	The Premises shall not be used for lodging or for any improper, objectionable or immoral purposes.
16.

The Premises shall not be used for volume production manufacturing. Tenant shall not occupy or permit any portion of the Premises to be occupied as an office for a messenger-type operation or dispatch office, public stenographer or typist, or for the manufacture or sale of liquor, narcotics, or tobacco in any form, or as a medical office, or as a barber or manicure shop, or as an employment bureau without the express prior written consent of Landlord.  Tenant shall not advertise for laborers giving an address at the Premises.

17.

Landlord reserves the right to exclude or expel from the Project any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules and Regulations.

18.	Landlord reserves the right to regulate all smoking areas within the project.
19.

Tenant shall not waste electricity, water or air conditioning and agrees to cooperate reasonably with Landlord to ensure the most effective operation of the Building's heating and air conditioning system.

20.

No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in city in which the Building is located without violation of any law or ordinance governing such disposal.  All trash, garbage and refuse disposal shall be made only through entry-ways and elevators provided for such purposes at such times as Landlord shall designate.

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21.	Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.
22.	[Deleted].
23.

No awnings or other projection shall be attached to the outside walls of the Building without the prior written consent of Landlord.  All electrical ceiling fixtures hung in the Premises or spaces along the perimeter of the Building must be approved in advance in writing by Landlord.  Neither the interior nor exterior of any windows shall be coated or otherwise sunscreened without the prior written consent of Landlord.  Tenant shall be responsible for any damage to the window film on the exterior windows of the Premises and shall promptly repair any such damage at Tenant's sole cost and expense.

24.	[Deleted].
25.	Tenant will comply with reasonable requests by the Landlord concerning the informing of their employees of items of importance to the Landlord.
26.

Tenant must comply with the State of California “No-Smoking” law set forth in California Labor Code Section 6404.5, and any local “No-Smoking” ordinance which may be in effect from time to time and which is not superseded by such State law.

27.

Tenant hereby acknowledges that Landlord shall have no obligation to provide guard service or other security measures for the benefit of the Premises, the Building or the Project. Tenant hereby assumes all responsibility for the protection of Tenant and its agents, employees, contractors, invitees and guests, and the property thereof, within the Premises from acts of third parties, including keeping doors locked and other means of entry to the Premises closed, whether or not Landlord, at its option, elects to provide security protection for the Project or any portion thereof. Tenant further acknowledges that any safety and security devices, services and programs which Landlord elects, in its sole discretion, to provide may not be effective, or may malfunction or be circumvented by an unauthorized third party, and Tenant may, in addition to its insurance obligations under this Lease, obtain its own insurance coverage to the extent Tenant desires protection against losses related to such occurrences.  Tenant shall cooperate in any reasonable safety or security program developed by Landlord or required by law.

28.	[Deleted].
29.	Tenant shall not use in any space or in the public halls of the Building, any hand trucks except those equipped with rubber tires and rubber side guards.
30.	No auction, liquidation, fire sale, going-out-of-business or bankruptcy sale shall be conducted in the Premises without the prior written consent of Landlord.
31.	No tenant shall use or permit the use of any portion of the Premises for living quarters, sleeping apartments or lodging rooms.

Landlord reserves the right at any time to change or rescind any one or more of these Rules and Regulations, or to make such other and further reasonable Rules and Regulations as in Landlord's judgment may from time to time be necessary for the management, safety, care and cleanliness of the Premises, Building, the Common Areas and the Project, and for the preservation of good order therein, as well as for the convenience of other occupants and tenants therein, provided, however, that any such further Rules and Regulations shall not materially impair Tenant's rights under this Lease (including, without limitation, access to and use of the Premises) or materially increase Tenant's obligations under this Lease.  Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant, nor prevent Landlord from

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thereafter enforcing any such Rules or Regulations against any or all tenants of the  Project.  Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition of its occupancy of the Premises.

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EXHIBIT E

91 EAST TASMAN

FORM OF TENANT'S ESTOPPEL CERTIFICATE

The undersigned as Tenant under that certain Office and R&D Lease (the "Lease") made and entered into as of ___________, 2017, by and between _______________ as Landlord, and the undersigned as Tenant, for Premises located at Suite 100 of 91 East Tasman, San Jose, California 95134, certifies as follows:

1.

Attached hereto as Exhibit A is a true and correct copy of the Lease and all amendments and modifications thereto.  The documents contained in Exhibit A represent the entire agreement between the parties as to the Premises.

2.

Tenant currently occupies the Premises described in the Lease, the Lease Term commenced on __________, and the Lease Term expires on ___________, and Tenant has no option to terminate or cancel the Lease or to purchase all or any part of the Premises, the Building and/or the Project.

3.	Base Rent became payable on ____________.
4.	The Lease is in full force and effect and has not been modified, supplemented or amended in any way except as provided in Exhibit A.
5.	Tenant has not transferred, assigned, or sublet any portion of the Premises nor entered into any license or concession agreements with respect thereto except as follows: ___________________.
6.

All monthly installments of Base Rent, all Additional Rent and all monthly installments of estimated Additional Rent have been paid when due through ___________.  The current monthly installment of Base Rent is $_____________________.

7.

To Tenant's current actual knowledge, without duty of inquiry or investigation, all conditions of the Lease to be performed by Landlord necessary to the enforceability of the Lease have been satisfied and Landlord is not in default thereunder.  In addition, Tenant has not delivered any notice to Landlord regarding a default by Landlord thereunder.

8.	No rental has been paid more than 30 days in advance and no security has been deposited with Landlord except as provided in the Lease.
9.

To Tenant's current actual knowledge, without duty of inquiry or investigation, as of the date hereof, there are no existing defenses or offsets, or claims or any basis for a claim, that Tenant has against Landlord.

10.

If Tenant is a corporation or partnership, Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in the State of California, that Tenant has full right and authority to execute and deliver this Estoppel Certificate and that each individual signing this Estoppel Certificate on behalf of Tenant is authorized to do so.

11.	There are no actions pending against Tenant under the bankruptcy or similar laws of the United States or any state.
12.	Other than in compliance with all applicable laws and incidental to the ordinary course of the use of the Premises, Tenant has not used or stored any hazardous materials or substances in the Premises.

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13.

To Tenant's current actual knowledge, without duty of inquiry or investigation, all tenant improvement work to be performed by Landlord under the Lease as of the date hereof has been completed in accordance with the Lease and has been accepted by Tenant, and all reimbursements and allowances due to Tenant under the Lease in connection with any tenant improvement work performed as of the date hereof have been paid in full [, except for: ______].

Tenant acknowledges that this Estoppel Certificate may be delivered to Landlord or to a prospective mortgagee or prospective purchaser, and acknowledges that such prospective mortgagee or prospective purchaser will be relying upon the statements contained herein in making the loan or acquiring the property of which the Premises are a part and that receipt by it of this certificate is a condition of making such loan or acquiring such property.

Executed at ______________ on the ____ day of ___________, 20__.

"Tenant": , a By: Its: By: Its:

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